Exhibit 3.1

THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SEVENTH AMENDED AND RESTATED

MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

WERIDE INC.

(adopted by a special resolution passed on October 29, 2022)

WERIDE INC.

(a Cayman Islands exempted company, the “Company”)

EXTRACT OF A SPECIAL RESOLUTION OF THE COMPANY PASSED PURSUANT TO THE SEVENTH AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY (THE “CURRENT M&AA”)

At an extraordinary general meeting of the shareholders of the Company duly convened and held on 26 July 2024 at 4.00 PM (Hong Kong time), the following resolution was duly passed as a special resolution of the Company:

AMENDMENT TO SEVENTH AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY

IT WAS RESOLVED AS A SPECIAL RESOLUTION that, effective immediately, the definition of “Qualified IPO” in the Current M&AA be deleted in its entirety and replaced with the following:

“Qualified IPO” means a firm commitment underwritten public offering of the Ordinary Shares of the Company (or depositary receipts or depositary shares therefor) in the United States on the New York Stock Exchange or the Nasdaq Global Market pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, or in another jurisdiction which results in the Ordinary Shares trading publicly on a recognized international securities exchange, including the Main Board of the Hong Kong Stock Exchange, Shanghai Stock Exchange, Shenzhen Stock Exchange or any other recognized international stock exchange as determined by the Board, so long as in such offering (i) the per share issue price of the Ordinary Share of the Company shall be not less than US$5.00 (as adjusted for share splits, share dividends, combinations, recapitalizations and similar events) and the implied pre-offering market capitalization of the Company (based on the last pre-effectiveness pricing or low-end of the price range information contained in the final draft of such registration statement filed with the Commission) shall be not less than US$5,000,000,000, and (ii) the gross proceeds to the Company, after aggregating the gross proceeds to the Company from any private placements that close at or about the same time with the offering, shall be at least US$250,000,000; provided that if such offering does not consummate on or before March 31, 2025, means a firm commitment underwritten public offering of the Ordinary Shares of the Company (or depositary receipts or depositary shares therefor) in the United States on the New York Stock Exchange or the Nasdaq Global Market pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, or in another jurisdiction which results in the Ordinary Shares trading publicly on a recognized international securities exchange, including the Main Board of the Hong Kong Stock Exchange, Shanghai Stock Exchange, Shenzhen Stock Exchange or any other recognized international stock exchange as determined by the Board, so long as in such offering (i) the per share issue price of the Ordinary Share of the Company shall be not less than US$6.211 (as adjusted for share splits, share dividends, combinations, recapitalizations and similar events) and the implied pre-offering market capitalization of the Company (based on the last pre-effectiveness pricing or low-end of the price range information contained in the final draft of such registration statement filed with the Commission) shall be not less than US$6,000,000,000, and (ii) the gross proceeds to the Company, after aggregating the gross proceeds to the Company from any private placements that close at or about the same time with the offering, shall be at least US$250,000,000.

www.verify.gov.ky File#: 320594	Filed: 02-Aug-2024 14:20 EST Auth Code: B10032596626

I, Patricia Miller, Authorised Signatory for International Corporation Services Ltd as Registered Office of WeRide Inc. do hereby certify that the above is a true and correct extract of the extraordinary general meeting held on 26 July 2024 by the shareholders of the Company as set out above.

Dated this 2nd day of August 2024.

/s/ Patricia Miller
Name: Patricia Miller

Authorised Signatory for and on behalf of International Corporation Services Ltd

www.verify.gov.ky File#: 320594	Filed: 02-Aug-2024 14:20 EST Auth Code: B10032596626

THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SEVENTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

WERIDE INC.

(adopted by a special resolution passed on October 29, 2022)

1.	The name of the Company is WeRide Inc.

2.

The Registered Office of the Company shall be at the offices of Maricorp Services Ltd., P.O. Box 2075, #30 The Strand, 46 Canal Point Drive, Grand Cayman, KY1-1105, Cayman Islands, or at such other place as the Directors may from time to time decide.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act (as amended) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.

Except as prohibited or limited by the Companies Act (as amended), the Company shall have and be capable of from time to time and all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this memorandum of association and the articles of association of the Company and the power to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, options, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantor; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company or without security; to invest monies of the Company in such manner as the directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to shareholders of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to directors, officers, employees, past or present, and their families; to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid.

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

6.

The authorized share capital of the Company is US$50,000 divided into (i) 4,357,600,882 Ordinary Shares of par value US$0.00001 each, (ii) 65,403,460 Series Seed-1 Preferred Shares of par value US$0.00001 each, (iii) 52,959,930 Series Seed-2 Preferred Shares of par value US$0.00001 each, (iv) 93,343,020 Series A Preferred Shares of par value US$0.00001 each, (v) 132,494,900 Series B-1 Preferred Shares of par value US$0.00001 each, (vi) 13,964,530 Series B-2 Preferred Shares of par value US$0.00001 each, (vii) 32,104,530 Series B-3 Preferred Shares of par value US$0.00001 each, (viii) 85,296,913 Series C-1 Preferred Shares of par value US$0.00001 each, (ix) 107,342,206 Series D Preferred Shares of par value US$0.00001 each, (x) 59,489,579 Series D+ Preferred Shares of par value US$0.00001 each, and (xi) 50 Golden Shares of par value US$0.00001 each.

7.

If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Act (as amended) and, subject to the provisions of the Companies Act (as amended) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

8.	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

9.	The Company shall have power to amend this memorandum of association by special resolution.

THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SEVENTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

WERIDE INC.

(adopted by a special resolution passed on October 29, 2022)

INTERPRETATION

1.	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Additional Financing”	has the meaning set forth in the Series D+ Preferred Share and Warrant Purchase Agreement.

“Affiliate”	means, with respect to a Person, (x) in the case of an individual, such Person’s spouse and lineal descendants (whether natural or adopted), brother, sister, parent, or any trust formed and maintained solely for the benefit of such Person or such Person’s spouse, lineal descendants, brother, sister and/or parent, or trustee of any such trust, or any entity or company Controlled by any of the aforesaid Persons; (y) in the case of any Person other than an individual, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of an Investor, the term “Affiliate” also includes (x) any of such Investor’s general partners or limited partners, (y) the fund manager managing such Investor (and general partners and officers thereof) and other funds managed by such fund manager, and (z) trusts controlled by or for the benefit of any such Person referred to in (x) or (y).

“Allindrive”	means Allindrive Capital (Cayman) Limited and its Affiliates, successors and permitted assigns.

“Allindrive Warrant”	has the meaning set forth in the Series D Preferred Share and Warrant Purchase Agreement.

“Alliance”	shall have the meaning set forth in Article 74.

“Articles”	means these articles of association of the Company as originally formed or as from time to time altered by Special Resolution.

“Auditor”	means the Person for the time being performing the duties of auditor of the Company (if any).

“Automatic Conversion”	shall have the meaning set forth in Article 8.3(C) hereof.

“Board” or “Board of Directors”	means the board of directors of the Company.

“Bosch”	means Robert Bosch GmbH and its Affiliates, successors and permitted assigns.

“Business Day”	means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, the Hong Kong Special Administrative Region, the United States, the Cayman Islands or the United Arab Emirates.

“Carlyle”	means, collectively, Carlyle USD Entity and Carlyle RMB Entity

“Carlyle RMB Entity”	means 海南凯壹投资合伙企业（有限合伙） and its Affiliates, successors and permitted assigns.

“Carlyle USD Entity”	means Catalpa Investments and its Affiliates, successors and permitted assigns.

“CDBC Fund”	means 国开制造业转型升级基金（有限合伙） and its Affiliates, successors and permitted assigns.

“CDBC Treasury Share Warrant”	means the warrant issued by the Company to CDBC Fund pursuant to the CDBC Warrant Purchase Agreement which entitles CDBC to purchase certain treasury shares of the Company.

“CDBC Warrant Purchase Agreement”	means the Warrant Purchase Agreement entered into on October 29, 2022 by the Company, CDBC Fund and certain other parties thereto for the issuance of the CDBC Treasury Share Warrant.

“China-UAE Fund”	means China-UAE Investment Cooperation Fund, L.P. and its Affiliates, successors and permitted assigns.

“China-UAE Warrant”	has the same meaning as set forth in the Series D Preferred Share and Warrant Purchase Agreement.

“CMC”	shall have the meaning set forth in Article 74.

“Commission”	means (i) with respect to any offering of securities in the United States, the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States, the regulatory body of the jurisdiction with authority to supervise and regulate the offering or sale of securities in that jurisdiction.

“Company”	means the above named company.

“Control”	of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; provided, further, that entitlement to any veto right over any matters of a Person alone or the possession of more than fifty percent (50%) of the economic interests of a Person without any power or authority to directly or indirectly direct the business, management and policies of such Person shall not be deemed as Control over such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Conversion Price”	shall have the meaning set forth in Article 8.3 (A) hereof.

“Convertible Securities”	shall have the meaning set forth in Article 8.3(E)(4)(a)(ii) hereof.

“Deemed Holders”	has the same meaning as set forth in the Shareholders Agreement.

“Deemed Liquidation Event”

means any of the following events:

(1)the consummation of any consolidation, amalgamation, scheme of arrangement or merger of the Company with or into any other Person or other reorganization in which the shareholders of the Company immediately prior to such consolidation, amalgamation, merger, scheme of arrangement or reorganization directly or indirectly own less than fifty percent (50%) of the Company or any surviving or acquiring entity’s voting power in the aggregate immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company voting power is transferred;

(2) the closing of a sale, transfer, lease or other disposition of all or substantially all of the assets of the Group (or any series of related transactions resulting in such sale, transfer, lease or other disposition of all or substantially all of the assets of the Group); or

(3)the exclusive licensing of all or substantially all of the Group’s Intellectual Property to a third party.

“Director”	means a director serving on the Board for the time being of the Company and shall include an alternate Director appointed in accordance with these Articles.

“Drag Threshold Valuation”	means the product of (i) US$5.176 (as adjusted for share splits, share dividends, combinations, recapitalizations and similar events) and (ii) the total number of the Ordinary Shares immediately before the closing of the Sale of the Company approved pursuant to Article 131 on a fully-diluted and as-converted basis and assuming all the warrants have been exercised, which valuation threshold shall not be changed without the written consents of holders of at least a majority of the Series D Preferred Shares and holders of at least a majority of the Series D+ Preferred Shares.

“Electronic Record”	has the same meaning as given in the Electronic Transactions Act (2003 Revision).

“Equity Securities”	means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“Excepted Issuances”	shall have the meaning set forth in Article 8.3(E)(4)(a)(iii) hereof.

“ESOP”	means the Company’s 2018 Share Plan (as amended) to employees, officers, directors, or consultants of a Group Company, and other employee stock option plan or any other similar employee incentive plan or arrangement of the Company as duly approved in accordance with these Memorandum and Articles.

“Golden Share”	means the redeemable non-participating shares of US$0.00001 par value per share in the capital of the Company having the special voting rights and other rights and restrictions attaching to them as set out herein (each, a “Golden Share”).

“Group”	means the Group Companies taken as a whole on a consolidated basis.

“Group Company”	shall have the meaning set forth in the Series D+ Preferred Share and Warrant Purchase Agreement.

“IDG”	shall have the meaning set forth in Article 74.

“IDG Closing”	means the date of issuance of the Series C-1 Preferred Shares purchased by IDG pursuant to the applicable Series C-1 Preferred Share Purchase Agreement.

“Indebtedness”	of any Person means, without duplication, each of the following of such Person: (1) all indebtedness for borrowed money, (2) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (3) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (4) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (5) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (6) all obligations that are capitalized in accordance with the applicable accounting standards, (7) all obligations under banker’s acceptance, letter of credit or similar facilities, (8) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (9) all obligations in respect of any interest rate swap, hedge or cap agreement, and (10) all guarantees issued in respect of the Indebtedness referred to in clauses (1) through (9) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Intellectual Property”	means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) subject matter of any of the foregoing, tangible embodiments of any of the foregoing, and the goodwill symbolized or represented by the foregoing.

“Interested Transaction”	shall have the meaning set forth in Article 93 hereof.

“Liquidation Preference Amount”	in the case of the Series D+ Preferred Shares shall mean the Series D+ Liquidation Preference Amount, in the case of the Series D Preferred Shares shall mean the Series D Liquidation Preference Amount, in the case of the Series C-1 Preferred Shares shall mean the Series C-1 Liquidation Preference Amount, in the case of the Series B-1 and B-3 Preferred Shares shall mean the Series B-1 and B-3 Liquidation Preference Amount, in the case of the Series B-2 Preferred Shares shall mean the Series B-2 Liquidation Preference Amount, and in the case of the Series A and Series Seed Preferred Shares shall mean the Series A and Series Seed Liquidation Preference Amount, as applicable.

“Majority Preferred Holders”	means the holders of 50% or more of the voting power of the outstanding Preferred Shares (voting together as a single class and on an as converted basis). For the purpose of this definition, the Preferred Shares to be issued to a Deemed Holder shall be deemed issued and outstanding.

“Majority Preferred Directors”	means a majority of the Preferred Directors then serving as Directors.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“New Securities”	shall have the meaning set forth in Article 8.3(E)(4)(a)(iii) hereof.

“Options”	shall have the meaning set forth in Article 8.3(E)(4)(a)(i) hereof.

“Ordinary Director”	shall have the meaning set forth in Article 74.

“Ordinary Resolution”	means, subject to Article 8.4, a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote present in person or by proxy and voting at the meeting, or a written resolution as provided in Article 52.

“Ordinary Shares”	means the ordinary shares of US$0.00001 par value per share in the capital of the Company having the rights attaching to them as set out herein (each, an “Ordinary Share”).

“Original Issue Price”	shall mean, (i) with respect to Series Seed-1 Preferred Shares, $0.419 per share; (ii) with respect to Series Seed-2 Preferred Shares, $0.614 per share; (iii) with respect to Series A Preferred Shares, $0.994265 per share; (iv) with respect to Series B-1 Preferred Shares, $1.509492 per share; (v) with respect to Series B-2 Preferred Shares, $1.844935 per share; (vi) with respect to Series B-3 Preferred Shares, $1.962 per share; (vii) with respect to Series C-1 Preferred Shares, $3.8102 per share; (viii) with respect to Series D Preferred Shares, $4.6580 per share; (ix) with respect to Series D+ Preferred Shares, $5.0429 per share; in each case above, as appropriately adjusted for any share splits, share dividends, combinations, recapitalizations and similar events with respect to the applicable series of Preferred Shares.

“Person”	means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“PRC”	means the People’s Republic of China, but solely for the purposes hereof excludes the Hong Kong Special Administrative Region, Macau Special Administrative Region and the island of Taiwan.

“Preferred Director(s)”	shall have the meaning set forth in Article 74.

“Preferred Shares”	means collectively the Series Seed-1 Preferred Shares, the Series Seed-2 Preferred Shares, the Series A Preferred Shares, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, the Series B-3 Preferred Shares, the Series C-1 Preferred Shares, the Series D Preferred Shares (including Series D Preferred Shares issuable under the RMB Investor Series D Warrants) and the Series D+ Preferred Shares (including Series D+ Preferred Shares issuable under the Series D+ Warrants).

“Proposed Sale”	shall have the meaning set forth in Article 132.

“Purchase Agreements”	means the Series D+ Preferred Share and Warrant Purchase Agreement, Series D Preferred Share and Warrant Purchase Agreement, the Series C-1 Preferred Share Purchase Agreements, the Series B Preferred Share and Warrant Purchase Agreement and the Series B-3 Purchase Agreement.

“Qiming”	shall have the meaning set forth in Article 74.

“Qualified IPO”	means a firm commitment underwritten public offering of the Ordinary Shares of the Company (or depositary receipts or depositary shares therefor) in the United States on the New York Stock Exchange or the Nasdaq Global Market pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, or in another jurisdiction which results in the Ordinary Shares trading publicly on a recognized international securities exchange, including the Main Board of the Hong Kong Stock Exchange, Shanghai Stock Exchange, Shenzhen Stock Exchange or any other recognized international stock exchange as determined by the Board, so long as in such offering (i) the per share issue price of the Ordinary Share of the Company shall be not less than US$6.211 (as adjusted for share splits, share dividends, combinations, recapitalizations and similar events) and the implied pre-offering market capitalization of the Company (based on the last pre-effectiveness pricing or low-end of the price range information contained in the final draft of such registration statement filed with the Commission) shall be not less than US$6,000,000,000, and (ii) the gross proceeds to the Company shall be at least US$250,000,000.

“Registered Office”	means the registered office for the time being of the Company.

“Register of Members”	means the register of members of the Company maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Redemption Price”	shall have the meaning set forth in Article 130(a)(ii).

“Requisite Parties”	means (x) the Board (including the affirmative vote of the Majority Preferred Directors), (y) the holders of a majority of the voting power of the then issued and outstanding Ordinary Shares and Golden Shares of the Company voting together as a single class and (z) the Majority Preferred Holders.

“Right of First Refusal and Co-Sale Agreement”	means the Sixth Amended and Restated Right of First Refusal and Co-Sale Agreement entered into by and between the Company, certain Shareholders, the other Group Companies and certain other parties thereto on or about the Series D+ Issue Date.

“RMB Investor Series D Warrants”	has the same meaning as set forth in the Shareholders Agreement.

“Sale of the Company”	means (i) Share Sale or (ii) a transaction that qualifies as a Deemed Liquidation Event.

“Series A and Series Seed Liquidation Preference Amount”	shall have the meaning set forth in Article 8.2(A)(6).

“Series A Director”	shall have the meaning set forth in Article 74.

“Series A Warrants”	has the same meaning as set forth in the Shareholders Agreement.

“Series A Preferred Shares”	means the Series A preferred shares of US$0.00001 par value per share in the capital of the Company having the rights attaching to them as set out herein (each, a “Series A Preferred Share”).

“Series A Preferred Share and Warrant Purchase Agreements”	means any and all of the Series A Preferred Share and Warrant Purchase Agreements (or Series A Preferred Share Agreement) entered into on, respectively, September 8, 2018, October 18, 2018, and December 14, 2018, by and among the Company, certain Investors and other parties thereto for the purchase and sale of certain number of Series A Preferred Shares in accordance with such Series A Preferred Share and Warrant Purchase Agreement.

“Series B Preferred Share and Warrant Purchase Agreement”	means the Series B Preferred Share and Warrant Purchase Agreement entered into on December 14, 2020 by and among the Company, certain Investors and other parties thereto for the purchase and sale of Series B-1 Preferred Shares and Series B-2 Preferred Shares.

“Series B Preferred Shares”	means the Series B-1 Preferred Shares, the Series B-2 Preferred Shares and the Series B-3 Preferred Shares (each, a “Series B Preferred Share”).

“Series B-1 and B-3 Liquidation Preference Amount”	shall have the meaning set forth in Article 8.2(A)(4).

“Series B-1 Director”	shall have the meaning set forth in Article 74.

“Series B-1 Preferred Shares”	means the Series B-1 preferred shares of US$0.00001 par value per share in the capital of the Company having the rights attaching to them as set out herein (each, a “Series B-1 Preferred Share”).

“Series B-2 Liquidation Preference Amount”	shall have the meaning set forth in Article 8.2(A)(5).

“Series B-2 Preferred Shares”	means the Series B-2 preferred shares of US$0.00001 par value per share in the capital of the Company having the rights attaching to them as set out herein (each, a “Series B-2 Preferred Share”).

“Series B-3 Preferred Shares”	means the Series B-3 preferred shares of US$0.00001 par value per share in the capital of the Company having the rights attaching to them as set out herein (each, a “Series B-3 Preferred Share”).

“Series B-3 Purchase Agreement”	means the Series B-3 Preferred Share and Warrant Purchase Agreement by and among the Company and the other parties thereto for the purchase and sale of certain number of Series B-3 Preferred Shares in accordance with the Series B-3 Purchase Agreement.

“Series C-1 Liquidation Preference Amount”	shall have the meaning set forth in Article 8.2(A)(3).

“Series C-1 Preferred Shares”	means the Series C-1 preferred shares of US$0.00001 par value per share in the capital of the Company having the rights attaching to them as set out herein (each, a “Series C-1 Preferred Share”).

“Series C-1 Preferred Share Purchase Agreements”	means the Series C-1 Preferred Share Purchase Agreements by and among the Company and the other parties thereto for the purchase and sale of up to 85,296,913 Series C-1 Preferred Shares in the aggregate.

“Series D Liquidation Preference Amount”	shall have the meaning set forth in Article 8.2(A)(2).

“Series D+ Director”	shall have the meaning set forth in Article 74.

“Series D Preferred Shares”	means the Series D preferred shares of US$0.00001 par value per share in the capital of the Company having the rights attaching to them as set out herein (each, a “Series D Preferred Share”).

“Series D Issue Date”	means the date of the first issuance of a Series D Preferred Share.

“Series D Preferred Share and Warrant Purchase Agreement”	means the Series D Preferred Share and Warrant Purchase Agreement entered into on December 24, 2021 by and among the Company and the other parties thereto for the purchase and sale of certain Series D Preferred Shares and the issuance of the Series D Warrants.

“Series D RMB Investor”	has the same meaning as set forth in the Shareholders Agreement.

“Series D Warrants”	has the same meaning as set forth in the Shareholders Agreement.

“Series D+ Liquidation Preference Amount”	shall have the meaning set forth in Article 8.2(A)(1).

“Series D+ Preferred Shares”	means the Series D+ preferred shares of US$0.00001 par value per share in the capital of the Company having the rights attaching to them as set out herein (each, a “Series D+ Preferred Share”).

“Series D+ Issue Date”	means the date of the first issuance of a Series D+ Preferred Share.

“Series D+ Preferred Share and Warrant Purchase Agreement”	means the Series D+ Preferred Share and Warrant Purchase Agreement entered into on October 29, 2022 by and among the Company and the other parties thereto for the purchase and sale of certain Series D+ Preferred Shares and the issuance of the Series D+ Warrants (excluding the CDBC Treasury Share Warrant).

“Series D+ RMB Investor”	has the same meaning as set forth in the Shareholders Agreement.

“Series D+ Warrants”	means, collectively, the warrants to purchase Series D+ Preferred Shares issued pursuant to the Series D+ Preferred Share and Warrant Purchase Agreement and the CDBC Treasury Share Warrant.

“Series Seed Director”	shall have the meaning set forth in Article 74.

“Series Seed-1 Preferred Shares”	means the Series Seed-1 preferred shares of US$0.00001 par value per share in the capital of the Company having the rights attaching to them as set out herein (each, a “Series Seed-1 Preferred Share”).

“Series Seed-2 Preferred”	means a Series Seed-2 preferred share of US$0.00001 par value per share in the capital of the Company having the rights attaching to them as set out herein (each, a “Series Seed-2 Preferred Share”).

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Share” and “Shares”	means a share or shares in the capital of the Company and includes a fraction of a share, including the Ordinary Shares and Preferred Shares.

“Shareholders”	means holders of the Ordinary Shares and the Preferred Shares.

“Share Sale”	means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires any Equity Securities of the Company such that, immediately after such transaction or series of related transactions, such Person or group of related Persons holds Equity Securities of the Company representing more than fifty percent (50%) of the outstanding voting power of the Company.

“Shareholders Agreement”	shall mean the Sixth Amended and Restated Shareholders Agreement by and between the Company, certain Shareholders, the other Group Companies and certain other parties thereto on or about the Series D+ Issue Date.

“Shareholder Representative”	shall have the meaning set forth in Article 131(viii).

“Special Resolution”	has the same meaning as in the Statute (for the avoidance of any doubt, (a) in the event of any special resolution passed by written resolution, it shall mean a unanimous written resolution of all Members entitled to vote and expressed to be a special resolution; and (b) the approval of any Special Resolution by the Members shall at all times remain subject to Article 8.4).

“Statute”	means the Companies Act of the Cayman Islands as amended or revised and every statutory modification or re-enactment thereof for the time being in effect.

“Transfer”	has the same meaning as set forth in the Shareholders Agreement.

“Trigger Event”	has the meaning given to the term in Article 10.3.

“Warrants”	means the Series A Warrants, the Series D Warrants and the Series D+ Warrants.

“Yutong”	shall have the meaning set forth in Article 74.

2.	In the Articles:

2.1 words importing the singular number include the plural number and vice-versa;

2.2 words importing the masculine gender include the feminine gender;

2.3 “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.4 references to provisions of any statute, law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.5 any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.6 the term “voting power” refers to the number of votes attributable to the Shares (on an as converted basis) in accordance with the terms of the Memorandum and Articles;

2.7 the term “or” is not exclusive;

2.8 the term “including” will be deemed to be followed by, “but not limited to”;

2.9 the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive;

2.10 the term “day” means “calendar day”, and “month” means calendar month;

2.11 the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

2.12 references to any documents shall be construed as references to such document as the same may be amended, supplemented or novated from time to time;

2.13 all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies);

2.14 headings are inserted for reference only and shall be ignored in construing these Articles; and

2.15 Section 8 of the Electronic Transactions Act (2003 Revision) shall not apply.

3.

For the avoidance of doubt, each other Article herein is subject to the provisions of Article 8, and, subject to the requirements of the Statute, in the event of any conflict, the provisions of Article 8 shall prevail over any other Article herein.

COMMENCEMENT OF BUSINESS

4.

The business of the Company may be commenced as soon after incorporation as the Directors shall see fit notwithstanding that any part of the Shares may not have been allotted. The Company shall have perpetual existence until wound up or struck off in accordance with the Statute and these Articles.

5.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

6.

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in a general meeting) and to the provisions of Articles 8 and 9 and without prejudice to any rights, preferences and privileges attached to any existing Shares, (a) the Directors may allot, issue, grant options or warrants over or otherwise dispose of two classes of Shares to be designated, respectively, as Ordinary Shares and Preferred Shares; (b) the Preferred Shares may be allotted and issued from time to time in one or more series; and (c) the series of Preferred Shares shall be designated prior to their allotment and issue. Subject to these Articles, the Directors may establish the ESOP and any other equity incentive plans or similar arrangements.

7.	The Company shall not issue Shares to bearer.

PREFERRED SHARES

8.	Certain rights, preferences and privileges of the Preferred Shares of the Company are as follows:

8.1

Dividends Rights. Each holder of a Preferred Share shall be entitled to receive dividends at a simple rate of eight percent (8%) of the Original Issue Price per annum, for each Preferred Share held by such holder, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other and with the dividends payable pursuant to this Article 8.1, prior and in preference to, and satisfied before, any dividend on the Ordinary Shares, provided however, (i) holders of Series D+ Preferred Shares shall be entitled to receive dividends, on parity with each other and prior and in preference to, and satisfied before, any dividend on any other equity securities of the Company, and (ii) holders of Series D Preferred Shares shall be entitled to receive dividends, on parity with each other and prior and in preference to, and satisfied before, any dividend on any other equity securities of the Company except for the Series D+ Preferred Shares. After the aforementioned dividends have been paid in full or declared to the holders of Preferred Shares, the holders of the Preferred Shares and the Ordinary Shares shall be entitled to receive on a pro rata, as-converted basis any additional dividends that the Board of Directors may declare, set aside or pay. Any such dividends under Article 8.1 shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative.

8.2	Liquidation Rights.

A.

Liquidation Preferences. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all assets and funds of the Company legally available for distribution to the Shareholders (after satisfaction of all creditors’ claims and claims that may be preferred by law) shall be distributed to the Shareholders, and in the event of a Deemed Liquidation Event, the Shareholders shall be entitled to be paid out of the consideration payable to the Shareholders in such Deemed Liquidation Event together with any other assets of the Company legally available for distribution to the Shareholders, as follows:

(1) Before any distribution or payment shall be made to the holders of any Series D Preferred Shares, Series C-1 Preferred Shares, Series B-1 Preferred Shares, Series B-3 Preferred Shares, Series B-2 Preferred Shares, Series A Preferred Shares, Series Seed-2 Preferred Shares, Series Seed-1 Preferred Shares and Ordinary Shares, the holders of Series D+ Preferred Shares shall be entitled to receive, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series D Preferred Shares, Series C-1 Preferred Shares, Series B-1 Preferred Shares, Series B-3 Preferred Shares, Series B-2 Preferred Shares, Series A Preferred Shares, Series Seed-2 Preferred Shares, Series Seed-1 Preferred Shares and Ordinary Shares by reason of their ownership of such shares, an amount per Series D+ Preferred Share, equal to one hundred percent (100%) of the applicable Original Issue Price, plus all declared but unpaid dividends on such Preferred Share (the amount payable pursuant to this sentence, the “Series D+ Liquidation Preference Amount”). If the assets and funds thus distributed among the holders of the Series D+ Preferred Shares shall be insufficient to permit the payment to such holders of the full Series D+ Liquidation Preference Amount, then the entire assets and funds of the Company legally available for distribution to the Series D+ Preferred Shares, subject always to the terms of these Articles, shall be distributed ratably among the holders of the Series D+ Preferred Shares in proportion to the aggregate Series D+ Liquidation Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (1).

(2) After distribution or payment in full of the amount distributable or payable on the Series D+ Preferred Shares pursuant to Article 8.2(A)(1) and before any distribution or payment shall be made to the holders of any Series C-1 Preferred Shares, Series B-1 Preferred Shares, Series B-3 Preferred Shares, Series B-2 Preferred Shares, Series A Preferred Shares, Series Seed-2 Preferred Shares, Series Seed-1 Preferred Shares and Ordinary Shares, the holders of Series D Preferred Shares shall be entitled to receive, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series C-1 Preferred Shares, Series B-1 Preferred Shares, Series B-3 Preferred Shares, Series B-2 Preferred Shares, Series A Preferred Shares, Series Seed-2 Preferred Shares, Series Seed-1 Preferred Shares and Ordinary Shares by reason of their ownership of such shares, an amount per Series D Preferred Share, equal to one hundred percent (100%) of the applicable Original Issue Price, plus all declared but unpaid dividends on such Preferred Share (the amount payable pursuant to this sentence, the “Series D Liquidation Preference Amount”). If the assets and funds thus distributed among the holders of the Series D Preferred Shares shall be insufficient to permit the payment to such holders of the full Series D Liquidation Preference Amount, then the entire assets and funds of the Company legally available for distribution to the Series D Preferred Shares, subject always to the terms of these Articles, shall be distributed ratably among the holders of the Series D Preferred Shares in proportion to the aggregate Series D Liquidation Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (2).

(3) After distribution or payment in full of the amount distributable or payable on the Series D+ Preferred Shares pursuant to Article 8.2(A)(1) and Series D Preferred Shares pursuant to Article 8.2(A)(2) and before any distribution or payment shall be made to the holders of any Series B-1 Preferred Share, Series B-3 Preferred Share, Series B-2 Preferred Shares, Series A Preferred Shares, Series Seed-2 Preferred Shares, Series Seed-1 Preferred Shares and Ordinary Shares, the holders of Series C-1 Preferred Shares shall be entitled to receive, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series B-1 Preferred Share, Series B-3 Preferred Share, Series B-2 Preferred Shares, Series A Preferred Shares, Series Seed-2 Preferred Shares, Series Seed-1 Preferred Shares and Ordinary Shares by reason of their ownership of such shares, an amount per Series C-1 Preferred Share, equal to one hundred percent (100%) of the applicable Original Issue Price, plus all declared but unpaid dividends on such Preferred Share (the amount payable pursuant to this sentence, the “Series C-1 Liquidation Preference Amount”). If the assets and funds thus distributed among the holders of the Series C-1 Preferred Shares shall be insufficient to permit the payment to such holders of the full Series C-1 Liquidation Preference Amount, then the entire assets and funds of the Company legally available for distribution to the Series C-1 Preferred Shares, subject always to the terms of these Articles, shall be distributed ratably among the holders of the Series C-1 Preferred Shares in proportion to the aggregate Series C-1 Liquidation Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (3).

(4) After distribution or payment in full of the amount distributable or payable on the Series D+ Preferred Shares pursuant to Article 8.2(A)(1), Series D Preferred Shares pursuant to Article 8.2(A)(2) and Series C-1 Preferred Shares pursuant to Article 8.2(A)(3), and before any distribution or payment shall be made to the holders of any Series B-2 Preferred Shares, Series A Preferred Shares, Series Seed-2 Preferred Shares, Series Seed-1 Preferred Shares and Ordinary Shares, the holders of Series B-1 Preferred Shares and Series B-3 Preferred Shares shall be entitled to receive, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series B-2 Preferred Shares, Series A Preferred Shares, Series Seed-2 Preferred Shares, Series Seed-1 Preferred Shares and Ordinary Shares by reason of their ownership of such shares, an amount per Series B-1 Preferred Share or Series B-3 Preferred Share, as applicable, equal to one hundred percent (100%) of the applicable Original Issue Price, plus all declared but unpaid dividends on such Preferred Share (the amount payable pursuant to this sentence, the “Series B-1 and B-3 Liquidation Preference Amount”). If the assets and funds thus distributed among the holders of the Series B-1 Preferred Shares and the Series B-3 Preferred Shares shall be insufficient to permit the payment to such holders of the full Series B-1 and B-3 Liquidation Preference Amount, then the entire assets and funds of the Company legally available for distribution to the Series B-1 Preferred Shares and the Series B-3 Preferred Shares, subject always to the terms of these Articles, shall be distributed ratably among the holders of the Series B-1 Preferred Shares and the Series B-3 Preferred Shares in proportion to the aggregate Series B-1 and B-3 Liquidation Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (4).

(5) After distribution or payment in full of the amount distributable or payable on the Series D+ Preferred Shares pursuant to Article 8.2(A)(1), Series D Preferred Shares pursuant to Article 8.2(A)(2), Series C-1 Preferred Shares pursuant to Article 8.2(A)(3), the Series B-1 Preferred Shares and the Series B-3 Preferred Shares pursuant to Article 8.2(A)4), and before any distribution or payment shall be made to the holders of any Series A Preferred Shares, Series Seed-2 Preferred Shares, Series Seed-1 Preferred Shares and Ordinary Shares, the holders of Series B-2 Preferred Shares shall be entitled to receive, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred Shares, Series Seed-2 Preferred Shares, Series Seed-1 Preferred Shares and the Ordinary Shares by reason of their ownership of such shares, an amount per Series B-2 Preferred Share equal to one hundred percent (100%) of the applicable Original Issue Price, plus all declared but unpaid dividends on such Series B-2 Preferred Share (the amount payable pursuant to this sentence, the “Series B-2 Liquidation Preference Amount”). If the assets and funds thus distributed among the holders of the Series B-2 Preferred Shares shall be insufficient to permit the payment to such holders of the full Series B-2 Liquidation Preference Amount, then the entire assets and funds of the Company legally available for distribution to the Series B-2 Preferred Shares, subject always to the terms of these Articles, shall be distributed ratably among the holders of the Series B-2 Preferred Shares in proportion to the aggregate Series B-2 Liquidation Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (5).

(6) After distribution or payment in full of the amount distributable or payable on the Series D+ Preferred Shares pursuant to Article 8.2(A)(1), Series D Preferred Shares pursuant to Article 8.2(A)(2), Series C-1 Preferred Shares pursuant to Article 8.2(A)(3), the Series B-1 Preferred Shares and the Series B-3 Preferred Shares pursuant to Article 8.2(A)(4), the Series B-2 Liquidation Preference Amount pursuant to Article 8.2(A)(5), and before any distribution or payment shall be made to the holders of any Ordinary Shares, the holders of each Series A Preferred Shares, Series Seed-2 Preferred Shares and Series Seed-1 Preferred Shares shall be entitled to receive, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Ordinary Shares by reason of their ownership of such shares, an amount per Preferred Share equal to the one hundred percent (100%) of the applicable Original Issue Price, plus all declared but unpaid dividends on such Preferred Share (the amount payable pursuant to this sentence, the “Series A and Series Seed Liquidation Preference Amount”). If the assets and funds thus distributed among the holders of the Series A Preferred Shares, Series Seed-2 Preferred Shares and Series Seed-1 Preferred Shares shall be insufficient to permit the payment to such holders of the full Series A and Series Seed Liquidation Preference Amount, then the entire assets and funds of the Company legally available for distribution to the Series A Preferred Shares, Series Seed-2 Preferred Shares and Series Seed-1 Preferred Shares, subject always to the terms of these Articles, shall be distributed ratably among the holders of the Series A Preferred Shares, Series Seed-2 Preferred Shares and Series Seed-1 Preferred Shares in proportion to the aggregate Series A and Series Seed Liquidation Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (6).

(7) After distribution or payment in full of the amount distributable or payable on the Preferred Shares pursuant to Article 8.2(A)(1), Article 8.2(A)(2), Article 8.2(A)(3), Article 8.2(A)(4), Article 8.2(A)(5) and Article 8.2(A)(6), the remaining assets and funds of the Company available for distribution to the Members shall be distributed ratably among holders of Ordinary Shares.

(8) Notwithstanding the above, for purposes of determining the amount each holder of Preferred Shares is entitled to receive with respect to (i) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or (ii) a Deemed Liquidation Event, each such holder of Preferred Shares shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s Preferred Shares of such series into Ordinary Shares immediately prior to such liquidation, dissolution or winding up of the Company, whether voluntary or involuntary or a Deemed Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such Preferred Shares into Ordinary Shares. If any such holder shall be deemed to have converted Preferred Shares into Ordinary Shares pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Shares that have not converted (or have not been deemed to have converted) into Ordinary Shares, provided that the foregoing shall in no way affect such holder’s preferential rights hereunder.

B.

Deemed Liquidation Event. A Deemed Liquidation Event shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of Article 8.2(A), and any proceeds, whether in cash or properties, resulting from a Deemed Liquidation Event shall be distributed in accordance with the terms of Article 8.2(A) unless waived in writing by the Majority Preferred Holders, the holders of a majority of the Series D Preferred Shares and the holders of a majority of the Series D+ Preferred Shares.

C.

Valuation of Properties. In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company pursuant to Article 8.2(A) or pursuant to a Deemed Liquidation Event of the Company pursuant to Article 8.2(B), the value of the assets to be distributed to the Shareholders shall be determined in good faith by the Board, including the Majority Preferred Directors; provided that any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(3) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board;

provided further that the method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (1), (2) or (3) to reflect the fair market value thereof as determined in good faith by the Board.

Regardless of the foregoing, the Majority Preferred Holders shall have the right to challenge any determination by the Board of value pursuant to this Article 8.2(C), in which case the determination of value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, with the cost of such appraisal to be borne equally by the Company and the challenging parties.

D.

Notices. In the event that the Company shall propose at any time to consummate a liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, then, in connection with each such event, subject to any necessary approval required in the Statute and these Articles, the Company shall send to the holders of Preferred Shares at least twenty (20) days prior written notice of the date when the same shall take place; provided, however, that the foregoing notice periods may be shortened or waived with the vote or written consent of the Majority Preferred Holders.

E.

Enforcement. In the event the requirements of this Article 8.2 are not complied with, the Company shall forthwith either (i) cause the closing of the applicable transaction to be postponed until such time as the requirements of this Article 8.2 have been complied with, or (ii) cancel such transaction.

8.3	Conversion Rights

The holders of the Preferred Shares shall have the rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares:

A.

Conversion Ratio. The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Preferred Share of any series shall be the quotient of the Original Issue Price of such series of Preferred Shares divided by the then effective “Conversion Price” of such series of Preferred Shares, which shall initially be the Original Issue Price of such series of Preferred Shares, resulting in an initial conversion ratio of 1:1.

B.

Optional Conversion. Subject to the Statute and these Articles, any Preferred Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such shares, without the payment of any additional consideration, into fully-paid and non -assessable Ordinary Shares based on the then-effective applicable Conversion Price.

C.

Automatic Conversion. Each Preferred Share shall automatically be converted, based on the then-effective applicable Conversion Price, without the payment of any additional consideration, into fully-paid and non-assessable Ordinary Shares upon the earlier of (i) the closing of a Qualified IPO; or (ii) the date, or the occurrence of an event, specified by vote or written consent or agreement of the Majority Preferred Holders and the holders of a majority of the Series D Preferred Shares and the holders of a majority of the Series D+ Preferred Shares. Any conversion pursuant to this Article 8.3(C) shall be referred to as an “Automatic Conversion”.

D.	Conversion Mechanism. The conversion hereunder of any Preferred Share shall be effected in the following manner:

(1) Except as provided in Articles 8.3(D)(2) and 8.3(D)(3) below, before any holder of any Preferred Shares shall be entitled to convert the same into Ordinary Shares, such holder shall surrender the certificate or certificates therefor (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) at the office of the Company or of any transfer agent for such share to be converted and shall give notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Ordinary Shares are to be issued. A conversion shall be effected as a simultaneous redemption of the relevant Preferred Shares and the allotment and issue of the new Ordinary Shares and the proceeds of such redemption shall be applied to the purchase of the new Ordinary Shares. The Company shall, as soon as practicable thereafter, issue at such office to such holder of Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such notice and such surrender of certificate(s) in respect of the Preferred Shares to be converted, and the Register of Members shall be updated accordingly to reflect the same, and the Person or Persons entitled to receive the Ordinary Shares arising upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date.

(2) If the conversion is in connection with an underwritten public offering of securities, the conversion will be conditioned upon the closing with the underwriter(s) of the sale of securities pursuant to such offering and the Person(s) entitled to receive the Ordinary Shares arising upon such conversion shall not be deemed to have converted the Preferred Shares until immediately prior to the closing of such sale of securities.

(3) Upon the occurrence of an event of Automatic Conversion, all holders of Preferred Shares to be automatically converted will be given at least ten (10) days’ prior written notice of the date fixed and the place designated for automatic conversion of all such Preferred Shares pursuant to this Article 8.3(D). Such notice shall be given pursuant to Articles 119 through 123 to each record holder of such Preferred Shares at such holder’s address appearing on the Register of Members. On or before the date fixed for conversion, each holder of such Preferred Shares shall surrender the applicable certificate or certificates (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) for all such shares to the Company at the place designated in such notice. On the date fixed for conversion, the Company shall promptly effect such conversion and update its Register of Members to reflect such conversion, and all rights with respect to such Preferred Shares so converted will terminate, with the exception of the right of a holder thereof to receive the Ordinary Shares arising upon conversion of such Preferred Shares, and upon surrender of the certificate or certificates therefor (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor), to receive certificates (if applicable) for the number of Ordinary Shares into which such Preferred Shares have been converted. All certificates evidencing such Preferred Shares shall, from and after the date of conversion, be deemed to have been retired and cancelled and the Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

(4) The Company may effect the conversion of Preferred Shares in any manner available under applicable law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Ordinary Shares. For purposes of the repurchase or redemption, the Company may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of its capital.

(5) No fractional Ordinary Shares shall arise upon conversion of any Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at the discretion of the Board of Directors either (i) pay cash equal to such fraction multiplied by the fair market value for the applicable Preferred Share as determined and approved by the Board of Directors, or (ii) convert each fractional share to which the holder would otherwise be entitled into one whole Ordinary Share.

(6) Upon conversion, all declared but unpaid share dividends on the applicable Preferred Shares shall be paid in shares and all declared but unpaid cash dividends on the applicable Preferred Shares shall be paid either in cash or by the issuance of a number of further Ordinary Shares equal to the value of such cash amount, at the option of the holders of the applicable Preferred Shares.

E.

Adjustment of the Conversion Price. Each Conversion Price shall be adjusted and readjusted from time to time as provided below, save that no adjustment shall have the effect that the applicable Conversion Price would be less than the par value of the Ordinary Shares into which the applicable Preferred Shares are to be converted:

(1) Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Conversion Price in effect immediately prior to such subdivision with respect to each Preferred Share shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination with respect to each Preferred Share shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(2) Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in additional Ordinary Shares, the Conversion Price then in effect with respect to each Preferred Share shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Conversion Price by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of the applicable series of Preferred Shares simultaneously receive a dividend or other distribution of Ordinary Shares in a number equal to the number of Ordinary Shares as they would have received if all outstanding shares of such series of Preferred Shares had been converted into Ordinary Shares on the date of such event.

(3) Adjustments for Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a liquidation in Article 8.2(B)), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such shares would have received in connection with such event had the relevant Preferred Shares been converted into Ordinary Shares immediately prior to such event.

(4)	Adjustments to Conversion Price for Dilutive Issuance.

(a) Special Definition. For purpose of this Article 8.3(E)(4), the following definitions shall apply:

(i) “Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii) “Convertible Securities” shall mean any indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iii) “New Securities” shall mean all Ordinary Shares issued (or, pursuant to Article 8.3(E)(4)(c), deemed to be issued) by the Company after the date on which these Articles are adopted, other than the following issuances (collectively, the “Excepted Issuances”):

a). Ordinary Shares issued to the Group Companies’ employees, officers, directors, consultants or any other Persons qualified pursuant to the ESOP approved by the Board (which approval includes the approval of the Majority Preferred Directors);

b). Ordinary Shares issued or issuable pursuant to a share split or sub-division, share dividend, combination, recapitalization or other similar transaction of the Company, as described in Article 8.3(E)(1) through Article 8.3(E)(3);

c). Ordinary Shares issued upon the conversion of Preferred Shares, or as a dividend or distribution on the Preferred Shares;

d). any Series A Preferred Shares issued pursuant to the Series A Warrants, any Series C-1 Preferred Shares issued pursuant to the Series C-1 Preferred Share Purchase Agreement, any Series D Preferred Shares issued pursuant to the Series D Preferred Share and Warrant Purchase Agreement (including pursuant to the Series D Warrants issued thereunder), any Series D+ Preferred Shares issued pursuant to the Series D+ Preferred Share and Warrant Purchase Agreement (including pursuant to the Series D+ Warrants issued thereunder) or in the Additional Financing;

e). solely for the purpose of this Article 8.3(E) and Section 7 (Preemptive Right) of the Shareholders Agreement, up to 10,025,092 treasury shares (as proportionally adjusted for share split, share combination, share dividend and the like) repurchased by the Company from certain shareholders, in each case issued or issuable to subscribers of the Company’s Preferred Shares in the relevant bona fide equity financing; and

f). Ordinary Shares issued pursuant to the acquisition of another company by the Company by merger, purchase of substantially all of the assets or other reorganization, a joint venture agreement or a strategic cooperation arrangement.

(b)

No Adjustment of Conversion Price. No adjustment in the Conversion Price with respect to any Preferred Share shall be made in respect of the issuance of New Securities unless the consideration per Ordinary Share (determined pursuant to Article 8.3(E)(4)(e) hereof) for the New Securities issued or deemed to be issued by the Company is less than such Conversion Price in effect immediately prior to such issuance, as provided for by Article 8.3(E)(4)(d). No adjustment or readjustment in the Conversion Price with respect to any Preferred Share otherwise required by this Article 8.3 shall affect any Ordinary Shares issued upon conversion of any applicable Preferred Share prior to such adjustment or readjustment, as the case may be.

(c)

Deemed Issuance of New Securities. In the event the Company at any time or from time to time after the Series D+ Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any series or class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number for anti-dilution adjustments) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities or the exercise of such Options, shall be deemed to be New Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which New Securities are deemed to be issued:

(i) no further adjustment in the Conversion Price with respect to any Preferred Share shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities or upon the subsequent issue of Options for Convertible Securities or Ordinary Shares;

(ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the then effective Conversion Price with respect to any Preferred Share computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii) no readjustment pursuant to Article 8.3(E)(4)(c)(ii) shall have the effect of increasing the then effective Conversion Price with respect to any Preferred Share to an amount which exceeds the Conversion Price with respect to such Preferred Share that would have been in effect had no adjustments in relation to the issuance of the Options or Convertible Securities as referenced in Article 8.3(E)(4)(c)(ii) been made;

(iv) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that have not been exercised, the then effective Conversion Price with respect to any Preferred Share computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(x) in the case of Convertible Securities or Options for Ordinary Shares, the only New Securities issued were the Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(y) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the New Securities deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Article 8.3(E)(4)(e)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(v) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price with respect to any Preferred Share which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price with respect to such Preferred Share shall be adjusted pursuant to this Article 8.3(E)(4)(c) as of the actual date of their issuance.

(d) Adjustment of the Conversion Price upon Issuance of New Securities. In the event of an issuance of New Securities, at any time after the Series D+ Issue Date, for a consideration per Ordinary Share received by the Company (net of any selling concessions, discounts or commissions) less than the applicable Conversion Price with respect to any Preferred Share in effect immediately prior to such issue, then and in such event, the applicable Conversion Price with respect to such Preferred Share shall be reduced, concurrently with such issue, to a price determined as set forth below:

NCP = OCP * (OS + (NP/OCP))/(OS + NS)

WHERE:

NCP = the new Conversion Price with respect to such Preferred Share,

OCP = the Conversion Price with respect to such Preferred Share in effect immediately before the issuance of the New Securities,

OS = the total outstanding Ordinary Shares immediately before the issuance of the New Securities plus the total Ordinary Shares issuable upon conversion or exchange of all the outstanding Preferred Shares, Convertible Securities and exercise of outstanding Options,

NP = the total consideration received for the issuance or sale of the New Securities, and

NS = the number of New Securities issued or sold.

(e) Determination of Consideration. For purposes of this Article 8.3(E)(4), the consideration received by the Company for the issuance of any New Securities shall be computed as follows:

(i)	Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends and excluding any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance of any New Securities;

(2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined and approved in good faith by the Board (which approval includes the approval of the Majority Preferred Directors); provided, however, that no value shall be attributed to any services performed by any employee, officer or director of any Group Company; and

(3) in the event New Securities are issued together with other Shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received which relates to such New Securities, computed as provided in clauses (1) and (2) above, as reasonably determined in good faith by the Board (which approval includes the approval of the Majority Preferred Directors).

(ii)

Options and Convertible Securities. The consideration per Ordinary Share received by the Company for New Securities deemed to have been issued pursuant to Article 8.3(E)(4)(c) hereof relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities (determined in the manner described in paragraph (i) above), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by (y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(5) Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 8.3(E) are not strictly applicable, but the failure to make any adjustment to the Conversion Price with respect to any Preferred Share, would not fairly protect the conversion rights of the holders of such Preferred Shares in accordance with the essential intent and principles hereof, then the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 8.3(E), necessary to preserve, without dilution, the conversion rights of the holders of such Preferred Shares.

(6) No Impairment. Subject to the right of the Company to amend its Memorandum and its Articles or take any other corporate action upon obtaining the necessary approvals required by these Articles and applicable law, the Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, amalgamation, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 8.3 and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the holders of Preferred Shares against impairment.

(7) Certificate of Adjustment. In the case of any adjustment or readjustment of the Conversion Price with respect to any Preferred Share, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate by notice to each registered holder of such Preferred Shares at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any New Securities issued or sold or deemed to have been issued or sold, (ii) the number of New Securities issued or sold or deemed to be issued or sold, (iii) the Conversion Price with respect to such Preferred Share, in effect before and after such adjustment or readjustment, and (iv) the type and number of Equity Securities of the Company, and the type and amount, if any, of other property which would be received upon conversion of such Preferred Shares after such adjustment or readjustment.

(8) Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment set forth in this Article 8.3(E), the Company shall give notice to the holders of the relevant Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price with respect to the relevant Preferred Share, and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the relevant Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(9) Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holders of Preferred Shares, the Company and the Shareholders will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(10) Notices. Any notice required or permitted pursuant to this Article 8.3 shall be given in writing and shall be given in accordance with Articles 119 through 123.

(11) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of the Preferred Shares may be waived, either prospectively or retroactively and either generally or in a particular instance, by, (i) in the case of Series Seed-1 Preferred Shares, the holders of a majority of the then outstanding Series Seed-1 Preferred Shares, considered as a separate class, (ii) in the case of Series Seed-2 Preferred Shares, the holders of a majority of the then outstanding Series Seed-2 Preferred Shares, considered as a separate class, (iii) in the case of Series A Preferred Shares, the holders of a majority of the then outstanding Series A Preferred Shares, considered as a separate class, (iv) in the case of Series B Preferred Shares, the holders of a majority of the then outstanding Series B Preferred Shares, calculated together on an as-converted basis and considered as a separate class, (v) in the case of Series C-1 Preferred Shares, the holders of a majority of the Series C-1 Preferred Shares, calculated together on an as-converted basis and considered as a separate class, (vi) in the case of Series D Preferred Shares, the holders of a majority of the Series D Preferred Shares, calculated together on an as-converted basis and considered as a separate class and (vii) in the case of Series D+ Preferred Shares, the holders of a majority of the Series D+ Preferred Shares, calculated together on an as-converted basis and considered as a separate class. Any such waiver shall bind all future holders of Preferred Shares of such series.

(12) Notwithstanding anything to the contrary in these Articles but subject to the terms and conditions of the RMB Investor Series D Warrant and the RMB Loan Agreement (as defined in the Series D Preferred Share and Warrant Purchase Agreement) to which a Series D RMB Investor is a party, in the event that such Series D RMB Investor fails to pay to the Company in immediately available funds in US dollars the corresponding amount of exercise price pursuant to the terms and conditions of the RMB Investor Series D Warrant and the RMB Loan Agreement to which such Series D RMB Investor is a party, and with respect to which failure such Series D RMB Investor has not obtained waiver or extension from the Company, any and all of such Series D RMB Investor’s rights, preference and privilege (including its rights, preference and privilege as a Deemed Holder) in these Articles, the Shareholders Agreement and the Right of First Refusal and Co-Sale Agreement shall be automatically and immediately terminated.

(13) Notwithstanding anything to the contrary in these Articles but subject to the terms and conditions of the Series D+ Warrants and the RMB Loan Agreements (as defined in the Series D+ Preferred Share and Warrant Purchase Agreement and CDBC Warrant Purchase Agreement) to which a Series D+ RMB Investor is a party, in the event that such Series D+ RMB Investor fails to pay to the Company in immediately available funds in US dollars the corresponding amount of exercise price pursuant to the terms and conditions of the Series D+ Warrants and the RMB Loan Agreements to which such Series D+ RMB Investor is a party, and with respect to which failure such Series D+ RMB Investor has not obtained waiver or extension from the Company, any and all of such Series D+ RMB Investor’s rights, preference and privilege (including its rights, preference and privilege as a Deemed Holder) in these Articles, the Shareholders Agreement and the Right of First Refusal and Co-Sale Agreement shall be automatically and immediately terminated.

8.4	Voting Rights.

(A)

General Rights. Subject to the provisions of the Memorandum and these Articles, at all general meetings of the Company: (a) the holder of each Ordinary Share issued and outstanding shall have one vote in respect of each Ordinary Share held, (b) the holder of each Preferred Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s Members entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s Members is first solicited, and (c) the holder of each Golden Share issued and outstanding shall have 7,200,000 votes in respect of each Golden Share held (as adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Ordinary Shares or the Golden Shares); provided that in respect of any resolution of the Shareholders (whether or not a Special Resolution) to take any action set forth in Article 8.4(B)(1), if approval by the Majority Preferred Holders has not been obtained, those Shareholders who vote against such resolution shall have the number of votes as those who vote in favour plus one. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as converted basis (after aggregating all shares into which the Preferred Shares held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). To the extent that the Statute or the Articles allow the Preferred Shares to vote separately as a class or series with respect to any matters, such Preferred Shares shall have the right to vote separately as a class or series with respect to such matters.

(B)	Protective Provisions.

1.

Acts of the Group Companies Requiring Approval of Majority Preferred Holders. Regardless of anything else contained herein or in the Charter Documents of any Group Company, no Group Company shall take, permit to occur, approve, authorize, or agree or commit to do any of the following, and each Party shall procure each Group Company not to, and the shareholders of each Group Company shall procure such Group Company not to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved in writing by the Majority Preferred Holders:

(1)

increase, reduce or cancel the authorized or issued share capital of the Company or, except pursuant to the ESOP, the Series D Warrants, the Series D+ Warrants or the Additional Financing, issue or allot any Equity Securities of the Company; increase, reduce or cancel the authorized or issued share capital (or registered capital, as applicable) of, or take any action which has the effect of diluting or reducing the Company’s effective shareholding of, any Group Company other than the Company;

(2)

purchase or redeem or otherwise acquire any Shares except (1) in connection with the termination of services of service providers, (2) pursuant to the Right of First Refusal and Co-Sale Agreement, or (3) in connection with a Trigger Event;

(3)

amend or terminate the ESOP or adopt, assume, amend or terminate any other equity incentive plan or similar arrangement for the benefit of the employees, officers, directors or consultants of the Company and/or any other Group Company, including any increase of the total number of Equity Securities reserved for issuance thereunder;

(4)	authorize, create or issue Shares of any class having preferences, priority or rights superior to or on a parity with the Preferred Shares, excluding the Excepted Issuances;

(5)	reclassify or amend any outstanding shares into shares having preferences, priority or rights senior to or on a parity with the Preferred Shares;

(6)

cease to conduct or carry on the business of the Company and/or other Group Companies substantially as now conducted or change any part of its business activities, except in the ordinary course of business;

(7)	sell or dispose of the whole or a substantial part of the undertaking goodwill or the assets of the Group Companies taken as a whole;

(8)

consummate or effect any Deemed Liquidation Event or other merger, consolidation, or other corporate reorganization or any transaction or series of transactions in which in excess of 50% of voting power of any Group Company that is significant to the Group is transferred;

(9)	adopt any resolution for the winding up of the Company and /or any other Group Companies or apply for the appointment of a receiver, manager or judicial manager or like officer;

(10)	make any distribution of profits amongst the shareholders of any Group Company by way of dividend (interim and final) or otherwise;

(11)

take any action with respect to the Golden Shares, other than in connection with a Trigger Event, or refrain from taking any action with respect to the Golden Shares in connection with a Trigger Event;

(12)	make any alteration or amendment to the memorandum and articles of association or the equivalent document of any Group Company; and

(13)	amend this Article 8.4 (B) 1.

2.

Acts of the Group Companies Requiring Board Approval. Regardless of anything else contained herein or in the Charter Documents of any Group Company, no Group Company shall take, permit to occur, approve, authorize, or agree or commit to do any of the following, and no Party shall permit any Group Company to, and the shareholders of each Group Company shall not permit such Group Company to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved by the Board (including the approval of the Majority Preferred Directors):

(1)

take any action which has the effect of diluting or reducing the effective shareholding of the shareholders of the Company except pursuant to the ESOP or otherwise approved in accordance with Article 8.4(B)1;

(2)

make any equity investment or enter into any joint venture agreement involving an amount in excess of US$20,000,000, unless such payment or expenditure is explicitly contemplated in the annual business plan;

(3)	Transfer or license, any trademarks, patents or other Intellectual Property owned by the Company and/or any other Group Companies, other than in the ordinary course of business;

(4)

create, allow to arise or issue any debenture constituting a pledge, lien or charge (whether by way of fixed or floating charge, mortgage encumbrance or other security) on all or any of the undertaking, assets or rights of the Company and/or any other Group Companies except for the purpose of securing borrowings from banks or other financial institutions in the ordinary course of business not to exceed US$40,000,000 (or its equivalent in other currency or currencies) or US$80,000,000 in the aggregate at any time in any fiscal year;

(5)

create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money, including obligations and contingent obligations under guarantees, if the aggregate indebtedness of any Group Company for borrowed money following such action would exceed US$20,000,000;

(6)	approve the annual business plan of the Group Companies;

(7)

make or authorize any single or series of related payments or other expenditures by any Group Company in excess of US$4,000,000, unless such payment or expenditure is contemplated or permitted in the annual business plan;

(8)

enter into, authorize the entry into or consummate any agreement for the disposal of assets of any Group Company, whether in single or series of related transactions, having a value in excess of US$4,000,000, unless such disposal is contemplated or permitted in the annual business plan;

(9)	make any amendment of the accounting policies previously adopted or change the financial year of the Company;

(10)	appoint or change the auditors of the Company and/or any other Group Companies;

(11)	increase or decrease the authorized number of directors; and

(12)	amend this Article 8.4 (B) 2.

3.

Acts of the Group Companies Requiring Preferred Directors’ Approval. Notwithstanding anything to the contrary herein or in the Charter Documents of any Group Company, the Company shall not, and the Company shall not permit any other Group Company to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved in writing by all of the Preferred Directors then in office and the holders of a majority of the Series D Preferred Shares:

(1)	consummate an IPO of the Company that is not a Qualified IPO;

(2)	remove Mr. Xu Han as the Chief Executive Officer of the Company;

(3)

consummate or effect any Deemed Liquidation Event or other merger, consolidation, or other corporate reorganization or any transaction or series of transactions in which in excess of 50% of any Group Company’s voting power is transferred, excluding in connection with a Qualified IPO or a Sale of the Company at a price reflecting a valuation of the Company at no less than US$3 billion;

(4)	Transfer or license any material Company Owned IP (as defined in the Series D Preferred Share and Warrant Purchase Agreement);

(5)

enter into, terminate or amend any Control Documents (as defined in the Shareholders Agreement) or any other contracts or arrangements that enable the Company to consolidate the financial statements of the Groups Companies; and

(6)	amend this Article 8.4(B)3.

provided that, the veto right of the holders of a majority of the Series D Preferred Shares under this Article 8.4 (B) 3 shall expire automatically upon the earlier of (x) the expiration of the Exercise Period under the China-UAE Warrant and the expiration of the Exercise Period under the Allindrive Warrant, or (y) the date on which a Series D Director is appointed pursuant to Article 74 hereof.

4.

Acts of the Group Companies Requiring Approval of the holders of a majority of the Series D Preferred Shares and holders of a majority of the Series D+ Preferred Shares. Regardless of anything else contained herein or in the Charter Documents of any Group Company and without prejudice to any other provisions of Article 8.4(B), no Group Company shall take, permit to occur, approve, authorize, or agree or commit to do any of the following, and each Party shall procure each Group Company not to, and the shareholders of each Group Company shall procure such Group Company not to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved in writing by the holders of a majority of the Series D Preferred Shares and holders of a majority of the Series D+ Preferred Shares:

(1)	consummate an IPO of the Company that is not a Qualified IPO;

(2)	consummate or effect any Deemed Liquidation Event at a price reflecting a valuation of the Company less than the Drag Threshold Valuation; and

(3)	amend this Article 8.4(B)4.

40

ORDINARY SHARES

9. Certain rights, preferences, privileges and limitations of the Ordinary Shares of the Company are as follows:

9.1

Dividend Provision. Subject to the preferential rights of holders of all series and classes of Shares in the Company at the time outstanding having preferential rights as to dividends, the holders of the Ordinary Shares shall, subject to the Statute and these Articles, be entitled to receive, when, as and if declared by the Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Directors.

9.2	Liquidation. Upon the liquidation, dissolution or winding up of the Company, the assets of the Company shall be distributed as provided in Article 8.2.

9.3

Voting Rights. The holder of each Ordinary Share shall have the right to one vote with respect to such Ordinary Share, and shall be entitled to notice of any Members’ meeting in accordance with these Articles, and shall be entitled to vote upon such matters and in such manner as may be provided for in these Articles.

GOLDEN SHARES

10.	Certain rights, preferences, privileges and limitations of the Golden Shares of the Company are as follows:

10.1

Economic Rights. Each Golden Share shall not confer on the holder thereof any right to receive dividends or to otherwise participate in the profits or assets of the Company. For avoidance of doubt, (a) the holders of Golden Shares have no economic rights in the Company by virtue of their ownership thereof; and (b) notwithstanding anything to the contrary in these Articles, no Golden Share shall be issued to any Person if, as a result of such issuance, any Golden Share would become beneficially owned by any Person other than Mr. Xu Han and Mr. Yan Li.

10.2

Voting Rights. The holder of each Golden Share shall have the right to 7,200,000 votes with respect to such Golden Share (as adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Ordinary Shares or the Golden Shares), and shall be entitled to notice of any Members’ meeting in accordance with these Articles, and shall be entitled to vote upon such matters and in such manner as may be provided for in these Articles.

10.3

Redemption. The Company shall have a right to redeem a Golden Share from the holder thereof at par value if the holder (or in the event that the holder is a holding vehicle or nominee, the individual associated with such holder as set forth in the applicable subscription agreement pursuant to which such Golden Share was acquired) ceases to be an employee of the Company or other Group Company in good standing (the “Trigger Event”). Unless the Board unanimously decides otherwise, such redemption rights shall be deemed exercised and such Golden Share held by the holder thereof shall be deemed to have been automatically redeemed upon the occurrence of the Trigger Event. Payment shall be made in cash or cash equivalents and/or by canceling indebtedness to the Company incurred by the holder in the purchase of the Golden Share. Upon the date of the redemption of a Golden Share (including any deemed automatic redemption), such Golden Share shall cease to be outstanding and shall be cancelled and shall not be re-issuable by the Company, and the holder thereof shall cease to be entitled to any rights in respect thereof and accordingly the name of such holder shall be removed from the Register of Members.

10.4

Transfer or Conversion. Notwithstanding anything in these Articles or any separate agreement to which the holder of a Golden Share is a party, the Golden Shares shall under no circumstances be transferred to any third party or converted into any other class of Shares of the Company. Any purported transfer of a Golden Share shall be deemed to constitute a “Trigger Event” under Article 10.3.

REGISTER OF MEMBERS

11.

The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute. The Register of Members shall be the only evidence as to who are the Members entitled to examine the Register of Members, the list required to be sent to Members under Article 49, or the other books and records of the Company, or to vote in person or by proxy at any meeting of Members.

41

FIXING RECORD DATE

12.

The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members, or any adjournment thereof, and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

13.

If no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

14.

Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

15.

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

16.

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

17.

Except for the transfer restrictions as provided in Article 10 above, and as set forth in the Shareholders Agreement and the Right of First Refusal and Co-Sale Agreement, the Board of Directors may on behalf of the Company enter into such agreements as they deem to be in the best interest of the Company and its Members, on terms governing the manner, restrictions and procedures as to the transfer of any Shares so long as such terms do not conflict with or supersede the transfer restrictions provided herein and in the Shareholders Agreement and the Right of First Refusal and Co-Sale Agreement. The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members. The Board of Directors shall approve and direct the registration of transfers of Shares that are made in accordance with the Shareholders Agreement and the Right of First Refusal and Co-Sale Agreement and shall not approve any registration of transfers of Shares that are made in violation of such agreements.

REDEMPTION AND REPURCHASE OF SHARES

18.

Subject to Article 130, the Preferred Shares and the Ordinary Shares are not redeemable at the option of the holder or the Company. Golden Shares are issued on the basis that they may be redeemed at par value pursuant to Article 10.3 in the complete and unfettered discretion of the Company. The Company is permitted to redeem, purchase or otherwise acquire any of the Company’s Shares, so long as such redemption, purchase or acquisition (i) is pursuant to any redemption provisions set forth in these Memorandum and Articles, (ii) is pursuant to the ESOP, or (iii) is as otherwise agreed by the holder of such Share and the unanimous approval of the Board.

19.

Subject to the provisions of the Statute and these Articles, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. Subject to the provisions of the Statute and these Articles, the Directors may authorize the redemption or purchase by the Company of its own Shares in such manner and on such terms as they think fit and may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

20.

Subject to Article 8, if at any time the share capital of the Company is divided into different classes of Shares, the rights, preferences and privileges attached to any class, including, for clarity, the Golden Shares (unless otherwise provided by the terms of issue of the Shares of that class) may only be varied with the consent in writing of Shareholders holding not less than a majority of the votes entitled to be cast by holders (in person or by proxy) of Shares of such class (including holders of the Series A Warrants, the RMB Investor Series D Warrants, the Series D+ Warrants and Ordinary Share Warrants, as applicable, that are exercisable into Shares of such class) on a poll at a general meeting of such class affected by the proposed variation of rights or with the sanction of a resolution of such Shareholders holding not less than a majority of the votes which could be cast by holders (in person or by proxy) of Shares of such class (including holders of the Series A Warrants, the RMB Investor Series D Warrants, the Series D+ Warrants and Ordinary Share Warrants, as applicable, that are exercisable into Shares of such class) on a poll at a general meeting but not otherwise. No amendment shall be effective or enforceable in respect of the rights of any particular Shareholder if such amendment (x) affects the rights of such particular Shareholder disproportionally and adversely differently from the other Shareholders in the same class, or (y) affects any provision that specifically and expressly gives a right, preference, privilege or power to, or restriction for the benefit of, such particular Shareholder.

21.

For the purpose of the preceding Article, all of the provisions of these Articles relating to general meetings shall apply, to the extent applicable, mutatis mutandis, to every meeting of holders of separate class of shares, except that the necessary quorum shall be one or more Persons holding or representing by proxy a majority of the issued Shares of such class (as if all the Series A Warrants, the RMB Investor Series D Warrants, the Series D+ Warrants and Ordinary Share Warrants have been exercised into Shares of such class) and that any Shareholder holding Shares of such class or any of the Series A Warrants, the RMB Investor Series D Warrants, the Series D+ Warrants and Ordinary Share Warrants exercisable into Shares of such class, present in person or by proxy, may demand a poll.

22.

Subject to Article 8, the rights conferred upon the holders of Shares or any class of Shares shall not, unless otherwise expressly provided by the terms of issue of such Shares, be deemed to be varied by the creation, redesignation, or issue of Shares ranking senior thereto or pari passu therewith.

COMMISSION ON SALE OF SHARES

23.

The Company may, with the approval of the Board, so far as the Statute permits, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF INTERESTS

24.

The Company shall not be bound by or compelled to recognise in any way (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

CALL ON SHARES

25.

Subject to the terms of the Purchase Agreements as applicable, the Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether in respect of par value or premium or otherwise), and each Member shall (subject to receiving at least seven (7) days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by installments as the Directors may determine. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made. A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed. The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

26.

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest either wholly or in part.

27.

An amount payable in respect of a share on allotment or at any fixed date, whether on account of the par value or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles and/or the applicable Purchase Agreement shall apply as if such amount had become payable by virtue of a call duly made and notified.

28.	Subject to other provisions of these Articles, the Directors may issue shares with different terms as to the amount and times of payment of calls or interest to be paid.

29.

The Directors may, if they think fit, receive from any Member willing to advance all or any part of the monies uncalled and unpaid upon any shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance. No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a dividend declared in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES

30.

If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than seven (7) days notice requiring payment of the amount unpaid together with any interest, which may have accrued. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited. If the notice is not complied with any share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all dividends or other monies declared payable in respect of the forfeited share and not paid before the forfeiture.

31.

A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Directors see fit.

32.

A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture, were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

33.

A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The certificate shall (subject to the execution of an instrument of transfer) constitute good title to the share and the person to whom the share is sold or disposed of shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

34.

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

TRANSMISSION OF SHARES

35.

If a Member dies, the survivor or survivors where such Member was a joint holder, and his or her legal personal representatives where such Member was a sole holder, shall be the only Persons recognised by the Company as having any title to such Member’s interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share that had been jointly held by such Member.

36.

Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some Person nominated by him or her as the transferee.

37.

If the Person so becoming entitled shall elect to be registered as the holder, such Person shall deliver or send to the Company a notice in writing signed by such Person stating that he or she so elects.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND

ALTERATION OF CAPITAL

38.	Subject to Article 8, the Company may by Ordinary Resolution:

38.1 increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

38.2 consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

38.3 by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value;

38.4 cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person; and

38.5 perform any action not required to be performed by Special Resolution.

39.

Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, and subject further to Article 8, the Company may by Special Resolution:

39.1 change its name;

39.2 alter or add to these Articles (provided that (i) any alteration of addition to Article 74(b) shall require the written consent of Qiming, (ii) any alternation or addition to Article 74(c) shall require the written consent of Alliance; (iii) any alternation or addition to Article 74(d) shall require the written consent of Yutong; (iv) any alternation or addition to Article 74(e) shall require the written consent of the Investor which (x) has invested at least US$100 million to holders of a majority of the Company, and (y) holds the largest number of voting power of outstanding Series D Preferred Shares (voting as a separate class and on an as-converted basis) among all holders of the Series D Preferred Shares), and (v) any alternation or addition to Article 74(f) shall require the written consent of CDBC Fund);

39.3 alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

39.4 reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

40.	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

41.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

42.

The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings, the report of the Directors (if any) shall be presented.

43.	The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

44.

A Members requisition is a requisition of Members of the Company holding, on the date of deposit of the requisition, not less than either (i) a majority of the voting power of all of the Ordinary Shares and of the Golden Shares, voting together as a separate class, or (ii) a majority of the voting power of the Preferred Shares (on an as if converted basis) of the Company entitled to attend and vote at general meetings of the Company.

45.

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

46.

If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

47.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

48.

At least five (5) calendar days’ notice shall be given of any general meeting unless such notice is waived either before, at or after such meeting both (i) by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares and the Golden Shares entitled to attend and vote thereat (including the Preferred Shares on an as converted basis), and (ii) by the Majority Preferred Holders (or their proxies). Every notice shall be inclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed both (i) by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares and the Golden Shares entitled to attend and vote thereat (including the Preferred Shares on an as converted basis), and (ii) by the Majority Preferred Holders (or their proxies).

49.

The officer of the Company who has charge of the Register of Members shall prepare and make, at least two (2) Business Days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member and the number of shares registered in the name of each Member. Such list shall be open to examination by any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) Business Days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member of the Company who is present.

PROCEEDINGS AT GENERAL MEETINGS

50.

The holders of a majority of the aggregate voting power of all of the Ordinary Shares and the Golden Shares entitled to notice of and to attend and vote at such general meeting (including the Preferred Shares on an as converted basis) and the Majority Preferred Holders together, present in person or by proxy or if a company or other non-natural Person by its duly authorised representative shall be a quorum. Subject to Article 52, no business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business.

51.

A person shall be deemed to be present at a general meeting if such person participates by telephone or other electronic means and all persons participating in the meeting are able to hear each other or if such person is represented by proxy.

52.	A resolution in writing (in one or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company if:

(a)	in the case of a Special Resolution, it is signed by all Shareholders required for such Special Resolution to be deemed effective under the Statute; or

(b)

in the case of any resolution passed other than as a Special Resolution, it is signed by Shareholders for the time being holding Shares carrying in aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a general meeting at which all Shares entitled to vote thereon were present and voted (calculated in accordance with Article 8.4(A)) (or, being companies, signed by their duly authorised representative).

53.

A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any general meeting, the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares of the Company represented at the meeting may adjourn the meeting from time to time, until a quorum shall be present or represented; provided that, if notice of such meeting has been duly delivered to all Members 5 calendar days’ prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within one hour from the time appointed for the meeting solely because of the absence of any Member, the meeting shall be adjourned to the seventh (7th) following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all Members 48 hours prior to the adjourned meeting in accordance with the notice procedures under Articles 119 through 123 and, if at the adjourned meeting, the quorum is not present within one half hour from the time appointed for the meeting solely because of the absence of any Member, then the presence of such Member shall not be required at such adjourned meeting for purposes of establishing a quorum. At such adjourned meeting, no business shall be transacted other than the business that might have been transacted at the meeting as originally notified.

54.

The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he or she shall not be present within ten (10) minutes after the time appointed for the holding of the meeting, or is unwilling or unable to act, the Directors present shall elect one of their number, or shall designate a Member, to be chairman of the meeting.

55.

With the consent of a general meeting at which a quorum is present, the chairman may (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned, notice of the adjourned meeting shall be given as in the case of an original meeting.

56.	A resolution put to the vote of the meeting shall be decided by poll and not on a show of hands.

57.	On a poll a Member shall have such number of votes as are specified in these Articles.

58.

Except on a poll on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

59.	A poll on a question of adjournment shall be taken forthwith.

60.

A poll on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

VOTES OF MEMBERS

61.	Except as otherwise required by law or these Articles, the Ordinary Shares and the Preferred Shares shall vote together on an as converted basis on all matters submitted to a vote of Members.

62.

In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

63.

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his or her committee, receiver, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, or other Person may vote by proxy.

64.

Subject to Article 8.4, no Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class or series of Shares unless he or she is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by such Member in respect of Shares have been paid.

65.

No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

66.	Votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting.

67.

A Member holding more than one Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him or her, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution and/or abstain from voting.

PROXIES

68.

The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his or her attorney duly authorised in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

69.

The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting.

70.

The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

71.

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

72.

Any corporation or other non-natural Person that is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

73.

Shares in the Company that are beneficially owned by the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

APPOINTMENT OF DIRECTORS

74.

The Company shall have a Board, with the composition of the Board determined as follows: (a) the holders of a majority the Ordinary Shares beneficially owned by officers or employees then providing services to the Company in good standing, shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time two (2) directors on the Board (each an “Ordinary Director”), one of whom shall be the then chief executive officer of the Company, (b) the holders of a majority of the voting power of the outstanding Series Seed-1 Preferred Shares and Series Seed-2 Preferred Shares (voting as a single class and on an as converted basis) shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) director (the “Series Seed Director”) on the Board, which Series Seed Director shall be designated from time to time by Qiming Ventures Partners V, L.P., Qiming Managing Directors Fund V, L.P. and/or their Affiliates (“Qiming”) for so long as Qiming holds at least sixty percent (60%) of the Series Seed-1 Preferred Shares and Series Seed-2 Preferred Shares originally issued to Qiming, (c) the holders of a majority of the voting power of the outstanding Series A Preferred Shares (voting as a single class and on an as converted basis) shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) director (the “Series A Director”) on the Board, which Series A Director shall be designated from time to time by Alliance Ventures, B. V. (“Alliance”) for as long as Alliance and/or its Affiliates holds at least sixty percent (60%) of the Series A Preferred Shares originally issued to Alliance, (d) the holders of a majority of the voting power of outstanding Series B-1 Preferred Shares (voting on an as-converted basis) shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) director (the “Series B-1 Director”) on the Board, which Series B-1 Director shall be designated from time to time by 郑州旭丰嘉远智能网联企业管理中心（有限合伙） (together with its Affiliates, “Yutong”) for so long as Yutong holds at least sixty percent (60%) of the Series B-1 Preferred Shares originally issued to Yutong or six percent (6%) of all the shares of the Company on a fully-diluted and as-converted basis, (e) the Investor which (x) has invested at least US$100 million to the Company, and (y) holds the largest number of Series D Preferred Shares among all holders of the Series D Preferred Shares shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) director (the “Series D Director”), and (f) CDBC Fund shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) director (the “Series D+ Director”, together with Series D Director, Series B-1 Director, Series A Director and Series Seed Director, collectively, the “Preferred Directors”, and each a “Preferred Director”) on the Board. For the avoidance of any doubt, (i) if Alliance no longer holds at least sixty percent (60%) of the Series A Preferred Shares initially issued to Alliance, the Series A Director shall be designated by a majority of the voting power of outstanding Series A Preferred Shares (voting as a separate class and on an as converted basis); (ii) if Qiming no longer holds at least sixty percent (60%) of the Series Seed-1 Preferred Shares and Series Seed-2 Preferred Shares initially issued to Qiming, the Series Seed Director shall be designated by the holders of a majority of the voting power of outstanding Series Seed-1 Preferred Shares and Series Seed-2 Preferred Shares (voting as a single class and on an as converted basis); (iii) if Yutong no longer holds at least sixty percent (60%) of the Series B-1 Preferred Shares originally issued to Yutong and holds less than six percent (6%) of all the shares of the Company on a fully-diluted and as-converted basis, the Series B-1 Director shall be designated by the holders of a majority of the voting power of outstanding Series B Preferred Shares (voting on an as-converted basis) and (iv) if there are two or more Investors who have invested at least US$100 million to the Company and hold the largest number of Series D Preferred Shares among all holders of the Series D Preferred Shares equally with each other, the Series D Director shall be designated by such Investors jointly or by each of such Investors in rotation. The chief executive officer serving as an Ordinary Director shall have four (4) votes on any matter submitted to the Board or the board of directors of any Group Companies for approval, and each other director shall have one (1) vote, provided that once the Series D Director is appointed pursuant to Article 74(e) above, the votes held by the chief executive officer serving as an Ordinary Director shall be increased from four (4) to five (5) votes automatically. For so long as CMC Warrior Holdings Limited and/or their Affiliates (“CMC”) holds any Preferred Shares of the Company, it shall be entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) observer to the Board. For so long as Unified City Limited and/or their Affiliates (“IDG”) holds any Preferred Shares of the Company, it shall be entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) observer to the Board, provided however that such right may under no circumstances be exercised until after the first anniversary of the IDG Closing, and each such Observer shall be entitled to attend all meetings of the Board in a non-voting observer capacity. For so long as Carlyle holds any Preferred Shares of the Company on an as-exercised basis, Carlyle shall be entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) observer to the Board. For so long as Allindrive holds any Preferred Shares of the Company on an as-exercised basis, Allindrive shall be entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) observer to the Board. For so long as Bosch holds any Preferred Shares of the Company, Bosch shall be entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) observer to the Board, provided, however, that if Bosch has become a Competitor (as defined in the Shareholders Agreement) of the Company, Bosch shall cause its designated Observer to resign and its right to designate and appoint observer to the Board shall terminate immediately. For so long as China-UAE Fund holds any Preferred Shares of the Company on an as-exercised basis but does not have the right to designate, appoint, remove, replace and reappoint the Series D Director, China-UAE Fund shall be entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) observer to the Board. For so long as Sailing Innovation Inc holds any Preferred Shares of the Company, Sailing Innovation Inc shall be entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) observer to the Board (together with the observers designated by CMC, IDG, Carlyle, Allindrive, Bosch and China-UAE Fund respectively pursuant to the foregoing of this Article 74, collectively, the “Observers,” and each an “Observer”). The Company and the Board shall provide to each such Observer copies of all notices, minutes and materials at the same time and in the same manner as the same are provided to the Directors, and each such Observer shall be entitled to disclose such information so obtained to, and discuss such matters with, the officers, employees, shareholders, directors, legal counsel and/or professional advisers of, its appointing Investor and Affiliates of such appointing Investor on a need to know basis in respect of the discharge of their respective responsibilities, provided, however, that the Observers shall agree to hold the information so provided in confidence and trust, and be permitted to disclose such information to third parties, in the same manner as a Director in compliance with his or her fiduciary duties.

POWERS OF DIRECTORS

75.

Subject to the provisions of the Statute, the Memorandum and these Articles and to any directions given by Special Resolution, the business of the Company shall be managed by or under the direction of the Directors who may exercise all the powers of the Company; provided, however, that the Company shall not carry out any action inconsistent with Articles 8 and 9. No alteration of the Memorandum or these Articles and no such direction shall invalidate any prior act of the Directors that would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

76.

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine.

77.

Subject to Article 8, the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her spouse or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

78.

Subject to Article 8, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture shares, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

VACATION OF OFFICE AND REMOVAL OF DIRECTOR

79.	Subject to Article 80, the office of a Director shall be vacated if:

79.1	such Director gives notice in writing to the Company that he or she resigns the office of Director; or

79.2	such Director is removed by the Members appointing him; or

79.3	such Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally; or

79.4	such Director is found to be or becomes of unsound mind.

80.

Any Director who shall have been elected by a specified group of Members may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 74, given at a special meeting of such Members duly called or by an action by written consent for that purpose. Any vacancy in the Board of Directors caused as a result of such removal or one or more of the events set out in Article 80 of any Director who shall have been elected by a specified group of Members, may be filled by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 74, given at a special meeting of such Members duly called or by an action by written consent for that purpose, unless otherwise agreed upon among such Members.

PROCEEDINGS OF DIRECTORS

81.

A Director may by a written instrument appoint an alternate who need not be a Director, and an alternate is entitled to attend meetings in the absence of the Director who appointed him and to vote or consent in place of the Director. At all meetings of the Board of Directors, a majority of the votes of the Directors in office elected in accordance with Article 74 shall be necessary and sufficient to constitute a quorum for the transaction of business, provided that such majority shall include at least one Preferred Director. The vote of a majority of the Directors present (in person or in alternate) at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Statute, the Memorandum or these Articles. If only one Director is elected, such sole Director shall constitute a quorum. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting, until a quorum shall be present, provided that and subject to Article 8.4(B)(2), if notice of the board meeting has been duly delivered to all directors of the Board prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within one half hour from the time appointed for the meeting solely because of the absence of any Preferred Director, the meeting shall be adjourned to the seventh (7th) following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all directors in accordance with the notice procedures hereunder and, if at the adjourned meeting, the quorum is not present within one half hour from the time appointed for the meeting solely because of the absence of such Preferred Director, then the presence of such Preferred Director shall not be required at such adjourned meeting solely for purpose of determining if a quorum has been established, provided that at such adjourned meeting the business not included in the notice shall not be transacted.

82.

Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit, provided however that the board meetings shall be held at least once every year unless the Board otherwise approves and that a written notice of each meeting, agenda of the business to be transacted at the meeting and all documents and materials to be circulated at or presented to the meeting shall be sent to all Directors at least one calendar day before the meeting and a copy of the minutes of the meeting shall be sent to such Persons.

83.

A Person may participate in a meeting of the Directors or committee of the Board of Directors by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time. Participation by a Person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

84.

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Board of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of the Board of Directors as the case may be, duly convened and held.

85.	Meetings of the Board of Directors may be called by any Director on forty-eight (48) hours’ notice to each Director in accordance with Articles 119 through 123.

86.

The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

87.

An Ordinary Director who is also the CEO of the Company shall serve as the chairman of the Board of Directors; but if at any meeting the chairman shall not be present within ten (10) minutes after the time appointed for holding the same, the Directors present may choose one of their members to be chairman of the meeting.

88.

All acts done by any meeting of the Directors or of a committee of the Board of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and qualified to be a Director.

PRESUMPTION OF ASSENT

89.

A Director of the Company who is present at a meeting of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless the Director’s dissent shall be entered in the minutes of the meeting or unless the Director shall file his or her written dissent from such action with the Person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS’ INTERESTS

90.

Subject to Article 93, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

91.

Subject to Article 93, a Director may act by himself or herself or his or her firm in a professional capacity for the Company and such Director or firm shall be entitled to remuneration for professional services as if such Director were not a Director.

92.

Subject to Article 93, a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as Member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by such Director as a director or officer of, or from his or her interest in, such other company.

93.

In addition to any further restrictions set forth in these Articles, no Person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested (each, an “Interested Transaction”) be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such Interested Transaction by reason of such Director holding office or of the fiduciary relation thereby established, and any such director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest (and if he votes his vote shall be counted) and shall be counted towards a quorum of those present at such meeting, in each case so long as the material facts of the interest of each Director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith to and are known by the other Directors. A general notice or disclosure to the Directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof that a Director is a member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under this Article. Where a Director has an interest which can reasonably be regarded as likely to give rise to a conflict of interest, the Director shall take such additional steps in accordance with procedures under applicable law.

MINUTES

94.

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any series of Shares and of the Directors, and of committees of the Board of Directors including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

95.

Subject to these Articles, the Board of Directors may establish any committees, and approve the delegation of any of their powers to any committee consisting of one or more Directors, provided that each Preferred Director shall be appointed as a member of such committee. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of the absent or disqualified member if such other Director’s appointment is approved or ratified by the Board of Directors.

96.

Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company. Each committee shall keep regular minutes and report to the Board of Directors when required. Subject to these Articles, the proceedings of a committee of the Board of Directors shall be governed by the Articles regulating the proceedings of the Board of Directors, so far as they are capable of applying.

97.

The Board of Directors may also delegate to any managing Director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by such Person provided that the appointment of a managing Director shall be revoked forthwith if he or she ceases to be a Director. Any such delegation may be made subject to any conditions the Board of Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.

98.

Subject to these Articles, the Directors may by power of attorney or otherwise appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him or her.

99.

Subject to these Articles, the Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of an officer’s appointment, an officer may be removed by resolution of the Directors or Members.

NO MINIMUM SHAREHOLDING

100.	There is no minimum shareholding required to be held by a Director.

REMUNERATION OF DIRECTORS

101.

The remuneration to be paid to the Directors, if any, shall be such remuneration as determined by the Board. The Director who is not an employee of any Group Company shall also be entitled to be paid all reasonable travelling, hotel and other out-of-pocket expenses properly incurred by them in connection with their attendance at meetings of the Board of Directors or committees of the Board of Directors, or general meetings of the Company, or separate meetings of the holders of any series of Shares or debentures of the Company, or otherwise in connection with the business of the Company.

102.

The Directors may by resolution of the majority of the Board approve additional remuneration to any Director for any services other than his or her ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his or her remuneration as a Director.

SEAL

103.

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Board of Directors authorised by the Board of Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or some officer or other Person appointed by the Directors for the purpose.

104.

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

105.

A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his or her signature alone to any document of the Company required to be authenticated by him or her under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

106.

Subject to the Statute and these Articles, the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the assets of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

107.	All dividends and distributions shall be declared and paid according to the provisions of Articles 8 and 9.

108.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by such Member to the Company on account of calls or otherwise.

109.

Subject to the provisions of Articles 8 and 9, the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

110.

Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

111.	No dividend or distribution shall bear interest against the Company, except as expressly provided in these Articles.

112.

Any dividend that cannot be paid to a Member and/or that remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member. Any dividend that remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

113.

Subject to these Articles, including Article 8, the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend as set forth in Articles 8 and 9 hereof and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event, the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

114.

The Directors shall cause proper books of account to be kept at such place as they may from time to time designate with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions. The Directors shall from time to time determine whether and to what extent and at what times and places, and under what conditions or regulations, the accounts and books of the Company or any of them shall be open to inspection of Members not being Directors and no such Member shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or the Company in general meeting or in a written agreement binding on the Company. The Company shall cause all books of account to be maintained for a minimum period of five years from the date on which they were prepared.

115.

The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

116.	The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix the Auditor’s remuneration.

117.

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

118.

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an exempted company and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

119.

Except as otherwise provided in these Articles, notices shall be in writing. Notice may be given by the Company to any Shareholder or Director either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to such Shareholder or Director (as the case may be) or to the address of such Shareholder or Director as shown in the Register of Members or the Register of Directors (as the case may be) (or where the notice is given by electronic mail by sending it to the electronic mail address provided by such Shareholder or Director).

120.

Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days (not including Saturdays or Sundays or public holidays) after the letter containing the same is sent as aforesaid. Where a notice is sent by fax to a fax number provided by the intended recipient, service of the notice shall be deemed to be effected when the receipt of the fax is acknowledged by the recipient. Where a notice is given by electronic mail to the electronic mail address provided by the intended recipient, service shall be deemed to be effected by transmitting the electronic mail to the electronic mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the electronic mail to be acknowledged by the recipient.

121.

A notice may be given by the Company to the Person or Persons that the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices that are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

122.

Subject to Article 8.4, notice of every general meeting shall be given in any manner hereinbefore authorised to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his or her being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

123.

Whenever any notice is required by law or these Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

WINDING UP

124.	If the Company shall be wound up, assets available for distribution amongst the Shareholders shall be distributed, in accordance with Articles 8 and 9.

125.

If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Shareholders in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and, subject to Articles 8 and 9, determine how the division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction, shall think fit, but so that no Shareholder shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

126.

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively (each an “Indemnified Party”) shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses (“Liability”) that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty, and no such Indemnified Party shall be answerable for the acts, receipts, neglects or defaults of any other Indemnified Party or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the fraud or dishonesty of such Indemnified Party. Except with respect to proceedings to enforce rights to indemnification pursuant to this Article, the Company shall indemnify any such Indemnified Party pursuant to this Article in connection with a proceeding (or part thereof) initiated by such Indemnified Party only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent provided by, and subject to the requirements of, applicable law, so long as the Indemnified Party agrees with the Company to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnified Party is not entitled to be indemnified for such expenses under this Article. No amendment, modification or repeal of this Article or any other provision of these Articles shall in any manner terminate, reduce or impair the right of any past, present or future Indemnified Party to be indemnified by the Company or the obligations of the Company to indemnify any such Indemnified Party under and in accordance with the provisions of these Articles as in effect immediately prior to such amendment, modification or repeal with respect to any Liability, arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such Liability may arise or be asserted. Any amendment, modification or repeal of this Article (or that otherwise affects this Article) that limits its scope shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnified Parties under this Article as in effect immediately prior to such amendment, modification or repeal with respect to any Liability, arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such Liability may arise or be asserted, provided that the Indemnified Party became an Indemnified Party hereunder prior to such amendment, modification or repeal. The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Indemnified Party against any Liabilities. The Directors may enter into such agreements as they may determine to provide indemnification and exculpation to any Director or any other person which agreement may provide terms more beneficial than those set out in this Article 126.

127.

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty respectively.

FINANCIAL YEAR

128.

Unless the Directors otherwise prescribe, the financial year of the Company shall end on the 31st of December in each year and, following the year of incorporation, shall begin on the 1st of January in each year.

TRANSFER BY WAY OF CONTINUATION

129.

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution and the written consent of the Majority Preferred Holders, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

REDEMPTION

130.	Redemption Rights

(a)

Notwithstanding any provisions to the contrary in the Shareholders Agreement, the Memorandum or these Articles, upon the occurrence of a Redemption Event (defined below), the holders of a majority of the then outstanding Series B-1 Preferred Shares and Series B-2 Preferred Shares, the holders of a majority of the then outstanding Series B-3 Preferred Shares, the holders of a majority of the then outstanding Series C-1 Preferred Shares, the holders of a majority of the then outstanding Series D Preferred Shares or the holders of a majority of the then outstanding Series D+ Preferred Shares (the “Requesting Holder”) may, but shall not be obliged to, by serving a written notice to the Company (the “Redemption Notice”), require that the Company redeem all or a portion of the applicable Series B Preferred Shares or Series C-1 Preferred Shares, Series D Preferred Shares or Series D+ Preferred Shares, as applicable (the “Redemption Shares”) then held by such Requesting Holder as provided herein.

i.

Redemption Events. Any of the following events shall constitute a “Redemption Event”: (i) as of June 30, 2026, the Company has not completed a Qualified IPO or a Deemed Liquidation Event in which the implied valuation of the Company is not less than the Drag Threshold Valuation; (ii) there is any breach or violation of, or inaccuracy or misrepresentation in, any representation, warranty or undertaking contained in the Purchase Agreements by the Company or any Key Holders (as defined in the Series D+ Preferred Share and Warrant Purchase Agreement) which has caused or is reasonably likely to cause a Material Adverse Effect (as defined in the Purchase Agreements) on the Group Companies; (iii) either Mr. Xu Han or Mr. Yan Li Transfers or submits in writing for a vote of Shareholders a proposed Transfer in a single transaction or a series of related or unrelated transactions, an aggregate of 50% or more of the Shares beneficially owned by him or his Affiliates as of the Series D+ Issue Date; (iv) Mr. Xu Han is terminated as the Chief Executive Officer of the Company without due approval pursuant to Article 8.4(B)3 (except for such termination caused by any medically determinable physical or mental impairment which results in inability to serve as the Chief Executive Officer of the Company or death); (v) Mr. Xu Han is dismissed from the post of Chief Executive Officer of the Company by the Board pursuant to Article 8.4(B)3 due to his fraud, willful misconduct, or material breach of fiduciary duty as Director or Chief Executive Officer, and (vi) any of the Control Documents (as defined under the Shareholders Agreement) is terminated, ineffective, non-binding, illegal or impracticable for any reason and the Company could not devise a feasible alternative legal structure which gives effect to the intentions of the parties in the Control Documents and the economic arrangement thereunder to the reasonable satisfaction of the Majority Preferred Holders within three (3) months, provided however, termination of Control Documents pursuant to a restructuring duly approved by the Shareholders (including the approval of the Majority Preferred Holders) shall in no event constitute a Redemption Event in this item (vi).

ii.

Redemption Price. The redemption price for each Redemption Share redeemed pursuant to this Article 130 shall be equal to a price per Redemption Share, (a) which is one hundred (100%) of the applicable Original Issue Price, plus an interests calculated at a simple annual rate of ten percent (10%) as of (i) with respect to the Series B-1 Preferred and Series B-2 Preferred Shares, December 14, 2020, or (ii) with respect to the Series B-3 Preferred Shares, January 5, 2021, or (b) which is one hundred (100%) of the applicable Original Issue Price, plus an interests calculated at a simple annual rate of eight percent (8%) as of the applicable date of issuance with respect to the Series C-1 Preferred Shares, (c) which is one hundred (100%) of the applicable Original Issue Price, plus an interests calculated at a simple annual rate of eight percent (8%) as of the applicable date of issuance with respect to the Series D Preferred Shares (except for those issuable under the RMB Investor Series D Warrant) or the date of issuance of the RMB Investor Series D Warrant (for the Series D Preferred Shares issuable under the RMB Investor Series D Warrant) or (d) which is one hundred (100%) of the applicable Original Issue Price, plus an interests calculated at a simple annual rate of eight percent (8%) as of the applicable date of issuance with respect to the Series D+ Preferred Shares (except for those issuable under the Series D+ Warrants) or the date of issuance of the Series D+ Warrants (for the Series D+ Preferred Shares issuable under the Series D+ Warrants), and in each case of (a), (b), (c) or (d), plus all declared but unpaid dividends up to and including the Redemption Closing (defined below) (the “Redemption Price”).

iii.

Procedure. The Company shall promptly, and in any event within five (5) Business Days from its receipt of the Redemption Notice, forward a copy of the Redemption Notice to each other holder of Redemption Shares, at the address last shown on the records of the Company for such holder(s). Within seven (7) days after the receipt of the Redemption Notice by the other holders of Redemption Shares, each of such other holders of Redemption Shares may exercise its right to require the Company to redeem all or a portion of its Redemption Shares by notifying the Company and each other holder of Redemption Shares (including the Requesting Holder) in writing of its intention, setting forth the number of shares of Redemption Shares it requests to be redeemed at the Redemption Closing (defined below), in which event all shares identified in the Redemption Notice and in any such separate redemption notices shall be redeemed together on a pari passu basis. Any failure or refusal by another holder of Redemption Shares to exercise its right within such seven (7) day period shall not be deemed a waiver by such holder nor prejudice any right of such holder to require the Company to redeem all or a portion of its of Redemption Shares at a later date. The closing of the redemption (the “Redemption Closing”) of each Redemption Shares redeemed pursuant to this Article 130 shall take place within one hundred and twenty (120) days of the date of the Redemption Notice at the offices of the Company, or such earlier date or other place as the holders of a majority of the Series B Preferred Shares, the holders of a majority of the Series C-1 Preferred Shares, the holders of a majority of the Series D Preferred Shares and the holders of a majority of the Series D+ Preferred Shares that are being redeemed on one hand and the Company on the other hand may mutually agree in writing. At the Redemption Closing, the Company will, from any source of assets or funds legally available therefor, redeem each Redemption Share that is subject to redemption by paying in cash therefor the Redemption Price against surrender by such holder of the certificate representing such Redemption Shares. From and after the Redemption Closing, subject to the holder of each redeemed Redemption Share having received in full from the Company the Redemption Price for such redeemed Redemption Share, all rights of the holder of such redeemed Redemption Share will cease with respect to such redeemed Redemption Share, and such redeemed Redemption Share will be cancelled and the Register of Members updated accordingly and will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.

(b)

If the Company’s assets or funds which are legally available on the date that any redemption payment under this Article 130 is due are insufficient to pay in full all redemption payments to be paid at the Redemption Closing, or if the Company is otherwise prohibited by applicable law from making such redemption, those assets or funds which are legally available (i) shall be used to the extent permitted by applicable laws to first pay to redeem all of the Series D+ Preferred Shares requested to be redeemed on the basis of the relative liquidation preferences to which the holders of any Series D+ Preferred Shares are entitled in a Deemed Liquidation Event (assuming for this purpose that the Redemption Event is a Deemed Liquidation Event) in accordance with the Memorandum and these Articles; (ii) after payment of all of the Redemption Price applicable to such holders of Series D+ Preferred Shares in full, any remaining amount shall be used to redeem all of the Series D Preferred Shares requested to be redeemed on the basis of the relative liquidation preferences to which the holders of any Series D Preferred Shares are entitled in a Deemed Liquidation Event (assuming for this purpose that the Redemption Event is a Deemed Liquidation Event) in accordance with the Memorandum and these Articles, (iii) after payment of all of the Redemption Price applicable to such holders of Series D+ Preferred Shares and Series D Preferred Shares in full, any remaining amount shall be used to redeem all of the Series C-1 Preferred Shares requested to be redeemed on the basis of the relative liquidation preferences to which the holders of any Series C-1 Preferred Shares are entitled in a Deemed Liquidation Event (assuming for this purpose that the Redemption Event is a Deemed Liquidation Event) in accordance with the Memorandum and these Articles, and (iv) after payment of all of the Redemption Price applicable to such holders of Series D+ Preferred Shares, Series D Preferred Shares and Series C-1 Preferred Shares in full, any remaining amount shall be used to redeem all of the Series B Preferred Shares requested to be redeemed on the basis of the relative liquidation preferences to which the holders of any Series B Preferred Shares are entitled in a Deemed Liquidation Event (assuming for this purpose that the Redemption Event is a Deemed Liquidation Event) in accordance with the Memorandum and these Articles.

(c)

Once the Company has received a Redemption Notice, it shall not (and shall procure each other Group Company not to) take any action which could have the effect of delaying, undermining or restricting the redemption, and the Company shall in good faith use all reasonable efforts as expeditiously as possible to increase the amount of legally available redemption funds including, causing any other Group Company to distribute any and all available funds to the Company for purposes of paying the Redemption Price for all redeeming Preferred Shares on the Redemption Closing, and until the date on which each redeeming Preferred Share is redeemed, the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

(d)

Any portion of Redemption Price entitled by a holder of the applicable Redemption Shares which remains unpaid after the date of Redemption Closing shall remain an obligation of the Group Companies and may be enforced as a debt by such holder of the applicable Redemption Shares against any Group Company, and such holder of the applicable Redemption Shares shall be entitled to exercise all rights of a creditor. Notwithstanding any other provision herein, the balance of any Redemption Shares subject to redemption hereunder with respect to which the Company has become obligated to pay the relevant Redemption Price but has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional and other special rights which such Redemption Shares had prior to such date, until such time as the Redemption Price in respect of such Redemption Shares has been paid in full whereupon all such rights shall automatically cease.

DRAG ALONG

131.

In the event that the Requisite Parties approve a Sale of the Company and such proposed approved Sale of the Company implies a valuation of the Company of at least the Drag Threshold Valuation, then each other Member (each, a “Dragged Shareholder”) hereby agrees with respect to all Shares which he, she or it own(s) or over which he, she or it otherwise exercises voting or dispositive authority:

(i)

after receiving proper notice (if required by these Articles) of any meeting of Members of the Company to vote on the approval of a Sale of the Company, to be present, in person or by proxy, as a holder of voting Shares, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings;

(ii)

to vote (in person, by proxy or by action by written resolution or consent, as applicable) all Shares in favor of such Sale of the Company and in opposition to any and all other proposals that could reasonably be expected to delay or impair the Sale of the Company;

(iii)	to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(iv)	to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Requisite Parties;

(v)

if the Sale of the Company is structured as a Share Sale, to sell the same proportion of his, her or its Shares as is being sold by the Requisite Parties who are Members, and, except as permitted in Article 132 below, on the same terms and conditions as approved by the Requisite Parties;

(vi)

not to deposit, and to cause their Affiliates not to deposit, except as provided in the Memorandum and these Articles, any Shares owned by such Dragged Shareholder or its Affiliates in a voting trust or subject any such Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquirer in connection with the Sale of the Company;

(vii)

if the consideration to be paid in exchange for the Shares includes any securities and due receipt thereof by any Dragged Shareholder would require under applicable law (a) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (b) the provision to any Member of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the United States Securities Act of 1933, as amended, the Company may cause to be paid to any such Dragged Shareholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Member, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Member would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

(viii)

in the event that the Requisite Parties, in connection with such Sale of the Company, appoint a shareholder representative (the “Shareholder Representative”) with respect to matters affecting the Members under the applicable definitive transaction agreements following consummation of such Sale of the Company, (a) to consent to (x) the appointment of such Shareholder Representative, (y) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (z) the payment of such Member’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Shareholder Representative in connection with such Shareholder Representative’s services and duties in connection with such Sale of the Company and its related service as the Shareholder Representative, and (b) not to assert any claim or commence any suit against the Shareholder Representative or any other Member with respect to any action or inaction taken or failed to be taken by the Shareholder Representative in connection with its service as the Shareholder Representative, absent fraud or willful misconduct.

132.	Notwithstanding the foregoing, a Dragged Shareholder will not be required to comply with Article 131 above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(i)

any representations and warranties to be made by such Dragged Shareholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Dragged Shareholder’s Shares, including representations and warranties that (a) the Member holds all right, title and interest in and to the Shares such Dragged Shareholder purports to hold, free and clear of all liens and encumbrances, (b) the obligations of the Member in connection with the transaction have been duly authorized, if applicable, (c) the documents to be entered into by the Dragged Shareholder have been duly executed by the Dragged Shareholder and delivered to the acquirer and are enforceable against the Dragged Shareholder in accordance with their respective terms and (d) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Dragged Shareholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency by which such Dragged Shareholder is subject or bound.

(ii)

the Dragged Shareholder shall not be liable for the inaccuracy of any representation or warranty made by any other person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Member of any identical representations, warranties and covenants provided by all Members).

(iii)

the liability for indemnification, if any, of such Dragged Shareholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company in connection with such Proposed Sale, is several and not joint with any other person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Member of any identical representations, warranties and covenants provided by all Member), and is pro rata in proportion to the amount of consideration paid to such Dragged Shareholder in connection with such Proposed Sale (in accordance with the provisions of the Memorandum and Articles).

(iv)

liability shall be limited to such Dragged Shareholder’s applicable share (determined based on the respective proceeds payable to each Member in connection with such Proposed Sale in accordance with the provisions of the Memorandum and these Articles) of a negotiated aggregate indemnification amount that applies equally to all Members but that in no event exceeds the amount of consideration otherwise payable to such Dragged Shareholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Member, the liability for which need not be limited as to such Dragged Shareholder.

(v)

upon the consummation of the Proposed Sale, (a) each holder of each class or series of the Company’s shares will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series, (b) each holder of a series of Preferred Shares will receive the same amount of consideration per Preferred Share of such series as is received by other holders in respect of their Preferred Shares of such same series, (c) each holder of Ordinary Shares will receive the same amount of consideration per Ordinary Share as is received by other holders in respect of their Ordinary Shares, and (d) unless the Majority Preferred Holders elect to receive a lesser amount by written notice given to the Company at least ten (10) days prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of Preferred Shares and Ordinary Shares shall be allocated among the holders of Preferred Shares and Ordinary Shares on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Shares and the holders of Ordinary Shares are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Memorandum and these Articles.

(vi)

subject to Article 132(v) above, requiring the same form of consideration to be available to the holders of any single class or series of shares, if any holders of a series or class of shares of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such series or class of shares will be given the same option; provided, however, that nothing in this Article 132 (vi) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s Members.

(vii)

if such Member is not an appointed officer of the Company or any other Group Company, such Member is not required in connection with such Proposed Sale to agree to (x) any covenant not to compete with any party and/or (y) any covenant not to solicit or hire customers, employees or suppliers of any party.

133.

No Member shall be a party to any Share Sale unless all holders of Preferred Shares are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Memorandum and these Articles (as if such transaction were a Deemed Liquidation Event) unless the Majority Preferred Holders elect otherwise by written notice given to the Company prior to the effective date of any such transaction or series of related transactions.